Exhibit 2.1
STOCK PURCHASE AGREEMENT

DATED NOVEMBER 6, 2017

BETWEEN

HUMANA INC.

AND

CONTINENTAL GENERAL INSURANCE COMPANY

ii

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Estimated Closing Statement
Exhibit C	HIC/KIC Coinsurance Agreement
Exhibit D	Transition Services Agreement

iii

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (the “Agreement”), dated November 6, 2017, is made between Humana Inc., a corporation organized under the laws of the State of Delaware (“Seller”), and Continental General Insurance Company, an insurance company organized under the laws of the State of Texas (the “Acquiror”).
RECITALS
A.    Seller is the sole shareholder of KMG America Corporation, a corporation organized under the laws of the State of Virginia (“KMG”), and KMG is the sole shareholder of Kanawha Insurance Company, an insurance company organized under the laws of the State of South Carolina (“KIC”). KMG and KIC are referred to collectively as, the “Companies”).
B.    The Seller wishes to sell to the Acquiror, and the Acquiror wishes to purchase from Seller, all of the issued and outstanding shares of capital stock of KMG (the “Shares”), upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, the parties to this Agreement agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01    Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.
ARTICLE II

PURCHASE AND SALE
Section 2.01    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred or delivered, to the Acquiror, and the Acquiror shall purchase, acquire and accept all of Seller’s right, title and interest in and to the Shares, free of all Liens (other than restrictions on transfer imposed by federal and state insurance and securities Laws). No later than five Business Days prior to the Closing Date, Seller shall deliver to Acquiror a statement (the “Estimated Closing Statement”) setting forth (i) the Estimated Seller Capital Contribution payable at the Closing, and (ii) the Estimated Total Adjusted Capital. The Estimated Closing Statement shall be in the form of Exhibit B attached hereto and shall be prepared in good faith using the accounting principles, procedures, policies and methods used by Seller in preparing the Statutory Statements, consistently applied.

Section 2.02    Closing. On the first day of the fiscal quarter following the fiscal quarter in which the conditions set forth in Section 7.01 and Section 7.02 are satisfied (or, if the conditions set forth in Section 7.01 and Section 7.02 are satisfied prior to December 31, 2017, on the last day of fiscal 2017) or such other date and effective time as the Seller and the Acquiror may mutually agree in writing, and in any case, provided that the other conditions to closing specified in Section 7.01 and Section 7.02 are then satisfied or have been waived, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at the offices of Locke Lord LLP, One Eleven South Wacker Drive, Chicago, Illinois, or such other place as the Seller and the Acquiror may agree in writing. The date on which the Closing takes place being the “Closing Date.” The Closing shall be effective at 12:01 AM Eastern Standard Time on the first day of the fiscal quarter in which the Closing occurs (the Effective Time”), provided that if the Closing occurs on the last day of 2017, the Effective Time shall be 11:59 PM on December 31, 2017.
Section 2.03    Purchase Price. The purchase price for the Shares shall be an amount in cash equal to Ten Thousand Dollars ($10,000) (the “Purchase Price”).
Section 2.04    Closing Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Acquiror:
(a)    the stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;
(b)    proof of the payment of the Estimated Seller Capital Contribution to KIC;
(c)    a receipt for the Purchase Price paid at the Closing;
(d)    a certificate of the Secretary or an Assistant Secretary of the Seller and each of the Companies, dated as of the Closing Date, as to the resolutions duly and validly adopted by the Board of Directors of such Person evidencing its authorization of the execution, delivery and performance of the Transaction Agreements to which such Person is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;
(e)    good standing certificates for the Seller and each of the Companies issued by the applicable Governmental Authority certifying that Seller and each of the Companies has legal existence and is in good standing in its jurisdiction of organization, each as of a date no more than five Business Days prior to the Closing Date and a certificate of compliance or good standing or a similar certificate for KIC from the South Carolina Department of Insurance, as of a date no more than twenty Business Days prior to the Closing Date;
(f)    the HIC/KIC Coinsurance Agreement executed on behalf of HIC and KIC;
(g)    the Transition Services Agreement executed on behalf of Seller or an Affiliate of Seller and KIC;

(h)    the other documents required to be delivered pursuant to Section 7.02; and any consents, waivers or approvals obtained by the Seller with respect to the consummation of the transactions contemplated by the Transaction Agreements;
(i)    the Books and Records of each of the Companies (except as retained by Seller as necessary to perform under the Transition Services Agreement and until migrated under the terms of the Transition Services Agreement);
(j)    an assignment of the Assigned Contracts to KIC; and
(k)    resignations of the officers and directors of each of the Companies.
Section 2.05    Closing Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver, or cause to be delivered, to the Seller:
(a)    the Purchase Price by check or by wire transfer in immediately available funds, to an account or accounts as directed by the Seller in writing no less than two days prior to the Closing Date;
(b)    a receipt for the Shares;
(c)    a certificate of the Secretary or an Assistant Secretary of the Acquiror, dated as of the Closing Date, as to the resolutions duly and validly adopted by the Board of Directors of the Acquiror evidencing its authorization of the execution, delivery and performance of the Transaction Agreements to which the Acquiror is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;
(d)    a good standing certificate for Acquiror issued by the applicable Governmental Authority certifying that Acquiror has legal existence and is in good standing in its jurisdiction of organization, as of a date no more than twenty Business Days prior to the Closing Date;
(e)    the Transition Services Agreement executed on behalf of Acquiror;
(f)     the other documents required to be delivered pursuant to Section 7.01; and
(g)    all consents and approvals required to be obtained by Acquiror, with respect to the consummation of the transactions contemplated under the Transaction Agreements including required consents and approvals from all applicable insurance regulatory authorities.
Section 2.06    Capital Contribution to KIC by Seller. At the Closing the Seller will contribute to KMG and KMG in turn will contribute to KIC the Estimated Seller Capital Contribution.

Section 2.07    [Reserved.]
Section 2.08    Certain Contracts. KIC receives services with respect to the conduct of the Business pursuant to Contracts entered into by Seller or Affiliates of Seller (other than the Companies) all of which are listed on Section 2.08 of the Disclosure Schedule. Section 2.08 of the Disclosure Schedule also lists all software utilized by the Seller and its Affiliates to support the operation of the Business (excluding commercially available, off the shelf software that is licensed under a “click wrap”, “shrink wrap” or similar license agreement). Section 2.08 of the Disclosure Schedule identifies those Contracts pursuant to which services are provided only for KIC (“Assigned Contracts”) and those Contracts pursuant to which services are provided for KIC and other Affiliates of Seller (“Master Contracts”). At or prior to Closing, the Assigned Contracts will be assigned by Seller or its Affiliate to KIC and KIC will assume the Assigned Contracts; provided that the forgoing shall not require the assignment of any Assigned Contract, which by its terms or by Law is non-assignable without the consent of a third party or is cancelable by a third party in the event of an assignment unless and until such consent shall have been obtained. Prior to Closing, Seller will use its commercially reasonable efforts to obtain any required consents. To the extent permitted by applicable Law in the event consents to the assignment thereof cannot be obtained, Seller will cooperate with Acquiror in any reasonable arrangement reasonably requested by Acquiror to provide KIC with the benefits of any Assigned Contract which is not assigned to KIC provided that KIC shall also be responsible for payment of the cost of the goods or services provided. With respect to the Master Contracts, to the extent that Acquiror desires for KIC to continue to obtain the services or rights provided thereunder, Acquiror and Seller shall each use commercially reasonable efforts to cause KIC to enter into new Contracts on substantially similar terms as the existing Contracts, effective from and after Closing with respect to such services and rights.
Section 2.09    Post-Closing Adjustment.

(a)    Within ninety days after the Closing Date, Acquiror shall deliver to Seller a statement (the “Closing Statement”), showing in reasonable detail its final determination of the Seller Capital Contribution and Total Adjusted Capital, in each case as of the Effective Time. The Closing Statement: (i) shall be prepared using the same format and the same methodologies required to be used in preparing the Estimated Closing Statement and (ii) shall clearly set forth any variations between the Estimated Total Adjusted Capital and Acquiror’s calculation of the Total Adjusted Capital. Total Adjusted Capital and each of its component parts, Capital and Surplus and the Asset Valuation Reserve, shall be determined in accordance with SAP applied consistent with the application of SAP in the preparation of the Statutory Statements, and reserves shall be determined using the actuarial model and actuarial assumptions used in setting the reserves reflected in the Annual Statutory Statement for the year ended December 31, 2016. The Acquiror acknowledges and agrees that the amount of the Estimated Seller Capital Contribution was negotiated and agreed to address all issues related to the adequacy and sufficiency of reserves as part of the adjustment required pursuant to this Section 2.09, and the Acquiror will not propose any adjustment of reserves pursuant to this Section 2.09. Notwithstanding anything to the contrary set forth in this Section 2.09(a), nothing contain herein shall affect or otherwise limit the ability of Acquiror to seek indemnification for breaches of any representation or warranties of Seller set forth in this Agreement.
(b)    Within thirty days after its receipt of the Closing Statement, or such other time as is mutually agreed in writing by the parties (the “Notice Period”), Seller shall deliver in writing to Acquiror either (i) its agreement with the calculation of the Seller Capital Contribution and Total Adjusted Capital as set forth in the Closing Statement or (ii) its dispute thereof, specifying in reasonable detail each item in dispute and the nature of such dispute (such items in dispute, the “Disputed Items,” and such notice of the Disputed Items, the “Dispute Notice”). If Seller fails to deliver to Acquiror a Dispute Notice within the Notice Period, then the Total Adjusted Capital and Seller Capital Contribution as set forth in the Closing Statement shall be final and binding on the parties and shall constitute the final Seller Capital Contribution. If Seller delivers to Acquiror a Dispute Notice prior to the expiration of the Notice Period, then Acquiror and Seller shall cooperate and each shall cause its Representatives to cooperate with the other party and its Representatives in good faith to seek to promptly resolve the Disputed Items. Any Disputed Items that are agreed to in writing by Acquiror and Seller within thirty days of receipt of the Dispute Notice by Acquiror, or such other time as is mutually agreed in writing by Acquiror and Seller (the “Dispute Period”), shall be final and binding upon Acquiror and Seller and become part of the calculation of the Seller Capital Contribution. If at the end of the Dispute Period, Acquiror and Seller have failed to reach agreement with respect to any Disputed Items, then such Disputed Items shall be promptly submitted to the Independent Accounting Firm. The Independent Accounting Firm may consider only those Disputed Items that Acquiror and Seller have been unable to resolve within the Dispute Period, and must resolve the Disputed Items in accordance with the terms and provisions of this Agreement. Each party may submit a written statement of its position to the Independent Accounting Firm within five Business Days of its appointment, with a copy of such written statement simultaneously sent to the other party. Neither party shall have any ex parte communication with the Independent Accounting Firm. The determination of the Independent Accounting Firm must neither be more favorable to Acquiror than reflected in the Closing Statement nor more favorable to Seller than reflected in the Dispute Notice (excluding the allocation of expenses incurred in connection with the resolution of the Disputed Items). The Independent Accounting Firm shall deliver to Acquiror and Seller, as promptly as practicable and in any event within thirty days after its appointment, a written report setting forth the resolution of each Disputed Item and the resulting final Total Adjusted Capital and Seller Capital Contribution, determined in accordance with the terms of this Agreement. The conclusions in such report of the Independent Accounting Firm shall be final and binding upon Acquiror and Seller. Each of Acquiror and Seller shall bear all of the fees and costs incurred by it in connection with the resolution of the Disputed Items, except that all fees and expenses relating to the foregoing work by the Independent Accounting Firm shall be borne in inverse proportion to the degree that each prevails on the Disputed Items, which proportionate allocation will also be determined by the Independent Accounting Firm.
(c)    If the final Total Adjusted Capital as determined in accordance with Section 2.09(b) exceeds the Estimated Total Adjusted Capital by more than $500,000, then Acquiror shall pay to Seller an amount equal to such excess or, if the final Total Adjusted Capital as determined in accordance with Section 2.09(b) is less than the Estimated Total Adjusted

Capital by more than $500,000, then Seller shall pay to Acquiror (or such Affiliate of Acquiror as Acquiror shall designate in writing), an amount equal to such shortfall (each referred to as, the “Adjustment Amount”). The Adjustment Amount shall be due and payable on the second Business Day after Acquiror and Seller agree on the final Total Adjusted Capital and resulting final Seller Capital Contribution or the parties are provided notice of any final determination of the final Total Adjusted Capital and resulting final Seller Capital Contribution, in each case as agreed or determined in accordance with this Section 2.09 (the “Settlement Date”). The Seller shall pay or the Acquiror shall pay or cause KIC to pay, as applicable, the Adjustment Amount by wire transfer to the account or accounts of the party entitled to receive such payment, which account or accounts shall be designated by Acquiror to Seller or by Seller to Acquiror, as the case may be, not less than two Business Days prior to the Settlement Date.
Section 2.10    Payments and Computations. All payments shall be measured and paid in U.S. dollars by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Seller represents and warrants to the Acquiror that, except as set forth in the correspondingly numbered Disclosure Schedule (it being agreed that any matter disclosed in a section of the Disclosure Schedule shall be deemed disclosed in any other sections of the Disclosure Schedule if (and only to the extent) the relevance of such disclosure to the other sections is reasonably apparent:
Section 3.01    Incorporation and Authority of the Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement and the other Transaction Agreements to which Seller is or will be a party. Each Affiliate of Seller that will be a party to any Transaction Agreement is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which such Person will be a party. The execution and delivery by Seller of this Agreement and the other Transaction Agreements to which Seller is or will be a party, the consummation by Seller of the transactions contemplated by, and the performance by Seller of its obligations under, such Transaction Agreements, have been or will be by the Closing, duly authorized by all requisite corporate action on the part of Seller. The execution and delivery by each Affiliate of Seller of each Transaction Agreement to which such Affiliate of Seller will be a party, the consummation by such Person of the transactions contemplated by, and the performance by Seller such Person of its obligations under, such Transaction Agreements, have been or will be by the Closing, duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which Seller or any of its Affiliates is or will be a party, such other Transaction Agreements will be, duly executed and delivered by Seller or its applicable Affiliates, and

(assuming due authorization, execution and delivery by the Acquiror) this Agreement constitutes, and upon execution and delivery the other Transaction Agreements to which Seller or any of its Affiliates is or will be a party, such other Transaction Agreements will constitute, legal, valid and binding obligations of Seller or its applicable Affiliates, enforceable against Seller or its applicable Affiliates in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.02    Incorporation and Qualification of the Companies. Each of the Companies is a corporation or other organization, duly incorporated, organized or formed, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of organization and has the corporate or other power and authority to operate its business as now conducted. Each of the Companies is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary (and a list of such states is included in Section 3.02 of the Disclosure Schedule). True and complete copies, as of a recent date, of the Articles or Certificate of Incorporation (certified by the applicable Secretary of State) and Bylaws, as in effect as of the date of this Agreement, of each Company have previously been furnished to the Acquiror. No Company is in violation of any of the provisions of its Articles or Certificate of Incorporation or Bylaws.
Section 3.03    Capital Stock of the Companies. Section 3.03 of the Disclosure Schedule sets forth the authorized capital stock of each of the Companies and the number of shares of each class of capital stock of each of the Companies that is issued and outstanding. All such shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any Company to issue or sell any of its shares of capital stock or securities convertible into or exchangeable for shares of its capital stock. The Seller owns, directly or indirectly, the Shares, free and clear of all Liens (other than restrictions on transfer imposed by federal and state insurance and securities Laws and Liens arising out of this Agreement). KMG owns all of the outstanding shares of capital stock of KIC free and clear of all Liens (other than restrictions on transfer imposed by federal and state insurance and securities Laws). Except for the shares of capital stock of KIC owned by KMG, neither Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, other than Investment Assets held in the Ordinary Course of Business. Neither Company has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the capital stock of the Companies.
Section 3.04    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, and except as set forth in Section 3.04 of the Disclosure Schedule, the execution, delivery and performance of the Transaction Agreements by Seller and each of its Affiliates party thereto (including the Companies) and the consummation of the transactions contemplated by such Transaction Agreements by Seller and its Affiliates (including the Companies) do not and will not (a) violate or conflict with the applicable Certificate of Incorporation, Bylaws or other operative Organizational Documents of Seller or any of such Affiliate, (b) conflict with or violate any Law or Governmental Order applicable to Seller or any such Affiliate or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets pursuant to, any Material Contract or Material Permit, except, in the case of clause (c), for such breaches, defaults, rights and Liens as, individually or in the aggregate, would not be material to the Companies, taken as a whole, and would not materially impair or delay the ability of the Seller or any of its Affiliates (including the Companies) to consummate the transactions contemplated by, or perform any of their respective obligations under, the Transaction Agreements to which they are or will be a party.
Section 3.05    Consents and Approvals. The execution and delivery of the Transaction Agreements by Seller and any of its Affiliates (including the Companies) party thereto does not, and the performance by Seller and each such Affiliate of the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated by the Transaction Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a)  in connection with the insurance laws of the jurisdictions set forth in Section 3.05 of the Disclosure Schedule or (b) as set forth in Section 3.05 of the Disclosure Schedule.
Section 3.06    Financial Information; Absence of Liabilities.
(a)    Section 3.06 of the Disclosure Schedule sets forth complete and correct copies of the following statutory financial statements, in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications, as applicable, filed therewith: (i) the audited annual statutory financial statements of KIC as of December 31 for the years ended December 31, 2014, 2015 and 2016, respectively, in each case as filed with the South Carolina Department of Insurance (the “Annual Statutory Statements”) and (ii) the unaudited quarterly statutory financial statements for the second quarter of 2017 filed by KIC with the South Carolina Department of Insurance (together with any quarterly statutory financial statements filed after the date of this Agreement, the “Quarterly Statutory Statements”, and, together with the Annual Statutory Statements, collectively, the “Statutory Statements”). The Statutory Statements (i) were prepared in accordance with the statutory accounting practices and procedures required, permitted or then in effect by the South Carolina Department of Insurance, applied on a consistent basis during the period presented (“SAP”) and (ii) present fairly in all material respects the statutory financial position of KIC at the respective dates thereof and the statutory results of operations, capital and surplus and cash flows of KIC for the respective periods then ended. During the past five years, no material deficiency in respect of the Statutory

Statements has been asserted by a Governmental Authority that has not been cured or otherwise resolved to the satisfaction of such Governmental Authority without imposition of any material penalty, condition or obligation on any Company. True, complete and correct copies of all financial examination reports, market conduct reports and other examination reports of state insurance departments issued for the years ending on or after January 1, 2012, have been furnished to the Acquiror prior to the date of this Agreement (collectively, the “Regulatory Reports”). All material deficiencies or violations noted in the Regulatory Reports have been resolved to the reasonable satisfaction of the Governmental Authority that noted such deficiencies or violations. None of the Companies is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.
(b)    The Statutory Statements and the Regulatory Reports required to be filed with or submitted to any insurance regulatory authority have been so filed or submitted on forms prescribed or permitted by such authority. Except as expressly set forth therein, all assets that are reflected on the Statutory Statements comply in all material respects with all applicable insurance Laws regulating the investments of KIC and all applicable insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amount required by applicable insurance Laws. The financial statements included in the Statutory Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and applicable SAP, KIC is entitled to take credit for reinsurance (or any local equivalent concept).
(c)    The Companies maintain a standard system of accounting established and administered in accordance with GAAP and SAP and a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and SAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. During the last three years neither the Companies nor any of their respective Affiliates or any of their respective directors or officers have received any complaint, allegation, assertion or claim from any Governmental Authority or from their auditors or actuaries (A) regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Companies or their respective internal accounting controls, alleging that any Company has engaged in questionable accounting, reserving or auditing practices; (B) that there is any significant deficiency or material weakness in the design or operation of any Company’s internal controls over financial reporting which is reasonably likely to adversely affect such Company’s ability to record, process, summarize and report financial information; or (C) that there has been any fraud, whether or not material, that involves management or other employees of any Company or any of their respective Affiliates who have a significant role in such Company’s internal control over financial reporting.

(d)    KMG is a holding company that owns all of the shares of KIC and does not have any other material assets other than the surplus note payable from KIC which is set forth in the Statutory Statements. KMG does not engage in any active trade or business, does not have any material liabilities and does not have any employees.
(e)    Except for (i) those liabilities that are specifically reflected or reserved against on the Most Recent Balance Sheet or reflected in footnotes to the Annual Statutory Statements, (ii) liabilities that are incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet or (iii) liabilities which were incurred as a result of actions required by this Agreement or taken at the request of, or with the written consent of Acquiror, KIC does not have any material liabilities that would be required under SAP to be shown on the balance sheet of KIC.
Section 3.07    Books and Records. The Companies maintain their accounts, books, ledgers and official and other Books and Records in accordance with reasonable business practices and in accordance in all material respects with applicable Law. The minute books of the Companies contain accurate records of meetings and corporate actions approved by, the shareholders and the board of directors, and committees of the board of directors of the Companies, as the case may be.
Section 3.08    Absence of Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, there are no Actions pending, or to the Knowledge of the Seller, threatened, (a) against the Companies or their respective businesses or any of their respective properties or assets, (b) against Seller or any of its Affiliates to the extent directly related to the business of either of the Companies or (c) that reasonably could be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements. The Companies are not subject to any material outstanding Governmental Orders. Section 3.08 of the Disclosure Schedule sets forth a list of all litigation to which any of the Companies is a party or Governmental Orders to which any of the Companies is subject or bound as of the date of this Agreement and that involve claims for liability which exceeds or reasonably could be expected to exceed $25,000.
Section 3.09    Compliance with Laws.
(a)    Except as set forth in Section 3.09 of the Disclosure Schedule, each of the Companies has complied in all material respects with, and none of the Companies are in material violation of, any Law or Governmental Order applicable to it or by which any material Asset is bound or affected. Except as set forth in Section 3.09 of the Disclosure Schedule, neither the Seller nor any of its Affiliates (including the Companies) has received any written notice from any Governmental Authority regarding any actual or alleged material violation by a Company of, or failure on the part of a Company to comply in any material respect with, any applicable Law.
(b)    Except as set forth in Section 3.09 of the Disclosure Schedule, KIC has been operated in compliance in all material respects with all applicable insurance laws. Without limiting the foregoing, the Companies are, and at all times have been, in material compliance with all requirements of insurance regulatory authorities regarding the administration of all Insurance Contracts, including all requirements regarding rate increases and residency.
(c)    The Seller has a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Data which is applicable to the Companies, a true, correct and complete copy of which has been provided to the Acquiror prior to the date hereof. Except as set forth in Section 3.09 of the Disclosure Schedule, the Companies are, and at all times have been, in material compliance with all applicable Laws regarding the collection, use and protection of Personal Data, including Payment Card Industry Data Security Standard (“PCI DSS”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Graham-Leach-Bliley Act and the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) and the implementing regulations thereunder governing the privacy of individually identifiable health information. The Companies have adopted and maintain commercially reasonable security policies with respect to all Personal Data and the Seller has no Knowledge that any third party has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by the Companies that constitutes a breach of Personal Data under applicable Law. No Actions are pending or, to the Knowledge of the Seller, threatened in writing against the Companies relating to the collection or use of Personal Data.
Section 3.10    Governmental Licenses and Permits.
(a)    Except as set forth in Section 3.10(a) of the Disclosure Schedule, each of the Companies hold all governmental qualifications, registrations, filings, privileges, franchises, licenses (including those required by state insurance regulatory authorities), permits, approvals or authorizations material to the conduct of the business of either Company (collectively, “Material Permits”). Except as set forth on Section 3.10(a) of the Disclosure Schedule, the Companies are in material compliance with all Material Permits and do not engage in activities subject to licensure or other regulatory approval in jurisdictions in which such license or other regulatory approval is not maintained. All fees and charges for such Material Permits have been paid in full when due. The Material Permits currently held by the Companies are listed separately on Section 3.10(a) of the Disclosure Schedule.
(b)    Except as set forth in Section 3.10(b) of the Disclosure Schedule, the Companies are not in material default or violation of, any of the Material Permits. Neither the Seller nor any of its Affiliates (including the Companies) has received any notice regarding any actual or alleged violation by a Company of, or failure on the part of a Company to comply in any material respect with, any Material Permit. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any Material Permit.
(c)    Neither of the Companies conducts any business outside the United States.
Section 3.11    Contracts.

(a)    Section 3.11(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof, of the following Contracts to which any of the Companies is a party with respect to the conduct of the Business, or to which Seller or any of its Affiliates is a party and that directly relate to the Business (the “Material Contracts”):
(i)    any partnership, limited liability company, joint venture, profit or expense sharing or other similar agreement or arrangement;
(ii)    any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (A) annual payments of $50,000 or more, or (B) aggregate payments of $100,000 or more;
(iii)    any Contract that creates future payment obligations in excess of $50,000 and that is not terminable upon notice of sixty days or less;
(iv)    any non-competition or non-solicitation Contract or any other Contract (1) that limits in any respect the manner in which, or the localities in which, any business of the Companies is or could be conducted or the types of business that any of the Companies or their affiliates conduct or may conduct or (2) that limits in any way the ability of the Companies or the Acquiror to solicit prospective employees;
(v)    any Contract with a Governmental Authority (other than a Permit);
(vi)    any Contract with any of its Affiliates;
(vii)    any Contract for the purchase or lease of real property or other material asset;
(viii)    any Contract that binds any of the Companies to any exclusive business arrangements;
(ix)    any reinsurance, reinsurance assumption, coinsurance or other similar Contract;
(x)    any Contract pursuant to which any of the Companies serve as or engage another Person to act as a third party administrator;
(xi)    any Contract that provides for the indemnification of any Person or the assumption of any liability of any Person;
(xii)    any Contract involving the incurrence or guarantee of any material indebtedness;
(xiii)    any capital maintenance or “keep well” Contract or similar agreement pursuant to which Seller or any of its Affiliates (including the Companies) has agreed or is otherwise obligated to maintain the capital or surplus of any Company or any other Person at predetermined levels or contribute capital or surplus or any other amount to any Company or any other Person;
(xiv)    any Contract that pertains to material Intellectual Property rights utilized by the Companies in the conduct of the business of the Companies (but excluding commercially available, off the shelf software that is licensed under a “click wrap”, “shrink wrap” or similar license agreement with license fees of less than $10,000) and any Contract that pertains to one or more of the Companies licensing any third Person to utilize any Acquired Intellectual Property;
(xv)    any Contract that prohibits the payment of dividends or making of any distributions by any Company, prohibits the pledging of the capital stock of any Company or prohibits the issuance of any guarantee by any Company;
(xvi)    any Agent Contract (active or terminated);
(xvii)    any Contract involving the distribution, marketing or sale of insurance policies; provided that with respect to agent, broker and other producer agreements entered into in the Ordinary Course of Business, only a list of the commissions paid during 2015 (from and after July 1st) and 2016 is listed; and
(xviii)    any other Contract not entered into in the Ordinary Course of Business or that is material to the Companies or their financial condition or results of operations.
Except for Agent Contracts designated as “not provided” in Section 3.11(a) of the Disclosure Schedule, Master Contracts and the license and related agreements for the software listed in Section 2.08 of the Disclosure Schedule, true, complete and correct copies of all Material Contracts have been furnished to the Acquiror prior to the date of this Agreement.
(b)    All Material Contracts are in full force and effect. Except as set forth in Section 3.11(b) of the Disclosure Schedule, there does not exist under any Material Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of any of the Companies or to the Knowledge of the Seller any other party thereto, and to the Knowledge of the Seller, no circumstances exist that would, with or without notice or lapse of time or both, constitute a material default or breach under any Material Contract, or result in the termination of, or cause or permit the acceleration or other modification of any material right or obligation or the loss of any material benefit thereunder.
(c)    Since January 1, 2014, neither Seller nor any of its Affiliates has received written notice of (i) any event or condition that constitutes or, after notice of lapse of time or both, will constitute, any material default under any Material Contract, or (ii) any cancellation (or threat of cancellation) of any Material Contract. No Company is, and, to the Knowledge of Seller, no counterparty under any Material Contract is, insolvent or the subject of liquidation, conservatorship, bankruptcy or any similar proceeding. Subject to receipt of the

Required Consents, neither the execution of this Agreement or any of the other Transaction Agreements, nor the consummation of the transactions contemplated hereby and thereby, shall constitute a material default under, give rise to cancellation rights under or otherwise adversely affect any of the material rights of any Company under any Material Contract.
Section 3.12    Title to Properties; Investment Assets.
(a)    None of the Companies owns or leases any real property, other than interests in real property they may own as part of their Investment Assets. The applicable Companies have good and marketable title to their respective Assets, free and clear of all Liens, other than Permitted Liens.
(b)    Section 3.12(b) of the Disclosure Schedule sets forth (a) a true, correct and complete list of the Investment Assets as of September 30, 2017, (b) information as to the cost and tax basis of each Investment Asset and the market value thereof as of September 30, 2017, calculated under both GAAP and SAP, and (c) a true, correct and complete list of any Investment Asset (i) on any internal watch list prepared by or for the Companies or (ii) with respect to which the Companies have recognized other-than-temporary impairments; and (iii) any Investment Assets which is in default in the payment of principal, interest, dividends or other amounts. Except as set forth in Section 3.12(b) of the Disclosure Schedule, all Investment Assets of KIC comply with all Applicable Laws governing admittance of assets for insurance companies. Each person with signatory authority over accounts holding the Investment Assets is listed on Section 3.12(b) of the Disclosure Schedule.
Section 3.13    Tax Matters. Except as set forth in Section 3.13 of the Disclosure Schedule:
(a)    All Tax Returns required to be filed (taking into account any extension of time to file granted to or obtained on behalf of any Company) by or with respect to each of the Companies have been or will be timely filed, and all such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by each of the Companies, whether or not reflected on such Tax Returns, have been timely paid in full. The books and records of the Companies are sufficient to document the accuracy of such Tax Returns and the Tax basis of the assets of each Company.
(b)    There are no current Tax audits by the IRS or any state, local or foreign Governmental Authority relating to the Companies, and none of the Companies is a party to any judicial or administrative proceeding relating to Taxes.
(c)    There are no Liens for Taxes on any of the Assets, other than Permitted Liens. All Tax deficiencies asserted, or assessments made, against the Companies as a result of any examination by any Governmental Authority have been paid.
(d)    No claim has been made in writing or, to the Knowledge of the Seller, otherwise by any Governmental Authority in any jurisdiction where the Companies do not file Tax Returns that the Companies are, or may be, subject to Tax by that jurisdiction.

(e)    None of the Companies is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provision of state, local, or foreign Law.
(f)    The unpaid Taxes of each of the Companies (A) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns.
(g)    There is no current dispute or claim concerning any Tax liability of any of the Companies claimed or raised by any Governmental Authority in writing.
(h)    Each of the Companies has withheld or collected and paid or deposited in accordance with Law all Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, shareholder, member, insured, beneficiary, or any other Person, and as further set forth in Section 3.13(t) below, has complied with all information reporting requirements relating to any payments made to any such Person, including (but not limited to) Internal Revenue Service Forms 1099-LTC, 1099-R, 1099-MISC, and W-2.
(i)    None of the Companies on a separate company basis has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no such waivers of statutes of limitation or extensions have been requested from any of the Companies.
(j)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to any of the Companies.
(k)    None of the Companies has “participated” in nor been a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.
(l)    There are currently no limitations on the utilization by the Companies of net operating losses, capital losses, built-in losses, Tax credits or similar Tax attributes of the Companies under Sections 382, 383 or 384 of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law), other than any such limitation, if any, arising as a result of the consummation of the transactions contemplated by this Agreement.
(m)    Since January 1, 2008, none of the Companies has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return other than a group the common parent of which is Seller. None of the Companies has any liability for the

Taxes of any Person other than the Companies (i) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law) other than as a result of being a member of the affiliated group of which Seller is the common parent, (ii) as a transferee or successor, or (iii) by contract or otherwise (other than as a result of contracts or other agreements entered into in the Ordinary Course of Business).
(n)    None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting (or change in the basis for determining any item under Section 807(f) of the Code or analogous provision of state, local, or foreign Tax Law) for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) occurring on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(o)    None of the Companies has within the last three years distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(p)    None of the Companies is a party to or bound by any Tax allocation, sharing, or indemnification agreement other than agreements with the Seller or its Affiliates which will be terminated effective at Closing.
(q)    There are no Tax credits, grants, or similar amounts that are or could be subject to clawback or recapture as a result of (A) the transactions contemplated by this Agreement, or (B) a failure by any of the Companies to satisfy one or more requirements on which any such credit, grant, or similar amount is or was conditioned.
(r)    The Tax treatment of each Insurance Contract issued by any of the Companies is not, and since the time of issuance (or subsequent modification) has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in materials provided at the time of issuance (or any subsequent modification of such policy) or for which such policy was intended or reasonably expected to apply at the time of issuance (or subsequent modification). For purposes of this Section 3.13(r), the provisions of law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A and 7702B of the Code and any Treasury Regulations promulgated and administrative guidance issued thereunder, as well as any other similar provisions under state, local, or foreign Tax Law.
(s)    None of the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Insurance Contracts that are being administered as “modified endowment contracts” and with respect to which the policyholder has been notified as to the treatment of such Insurance Contracts as “modified endowment contracts” and such policyholder has not objected.
(t)    The Companies have complied with all Tax reporting, withholding, payment, and disclosure requirements that are applicable to the Insurance Contracts and, in particular, but without limitation, have reported distributions under such Insurance Contracts in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the Internal Revenue Service.
(u)    Neither Seller nor any of the Companies has entered into any agreement and are not involved in any discussions or negotiations with the Internal Revenue Service or any other Governmental Authority, nor have otherwise requested relief, regarding the failure of any Insurance Contract to meet the requirements of Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A and 7702B of the Code and any Treasury Regulations and administrative guidance issued thereunder, or any other similar provisions of state, local, or foreign Tax Law, as applicable to such Insurance Contracts. In addition, neither of the Companies is a party to or has received written notice of any federal, state, local or foreign audits or other administrative or judicial Actions with respect to any party with regard to the Tax treatment of any Insurance Contracts, or of any claims by the purchasers, holders or intended beneficiaries of the Insurance Contracts regarding the Tax treatment of the Insurance Contracts or any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered. Neither Seller nor any of the Companies is party to any “hold harmless,” Tax sharing or indemnification agreement with any party regarding the Tax treatment of the Insurance Contracts or any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered.
(v)    Section 3.13(v) of the Disclosure Schedule lists each contract for reinsurance that is treated as reinsurance under SAP and is not treated as reinsurance for U.S. federal Income Tax purposes.

(w)    None of the Companies has a “policyholders surplus account” within the meaning of Section 815 of the Code.

Section 3.14    Employee Benefit Plans. The Companies do not have and have not had any employees at any time from and after December 1, 2007. Neither of the Companies sponsors, maintains or contributes to any “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, restricted stock unit, “phantom” stock, retirement, post-retirement insurance, savings, stock bonus, vacation, disability, death, tuition reimbursement, employment, severance, retention, change in control, and all other material employee benefit plans, agreements, programs, policies or arrangements, whether written or unwritten (each, an “Employee Plan”). The Companies have complied in all respects with ERISA. No ERISA Affiliate (i) maintains an Employee Plan that is subject to Title IV or

Section 302 of ERISA or Section 412 or 4971 of the Code, nor (ii) contributes, or has contributed in the past six years, to a Multiemployer Plan (as defined in Section 3(37) of ERISA.  All Employee Plans maintained by an ERISA Affiliate comply in all respects with ERISA and the Code. There are no retention, transaction bonus, severance or termination payments or change in control payments or benefits to any Person, that would or could require any payment by or result in any Liability to the Companies as a result of the transaction contemplated by this Agreement.
Section 3.15    Employees.
(a)    The Companies do not have and have not had any employees at any time from and after December 1, 2007. With respect to the Business Employees, who are all employed by an Affiliate of Seller other than the Companies, Section 3.15(a) of the Disclosure Schedule sets forth their date of hire or engagement, job title or function, the approximate percentage of their work time that they have spent over the last year (or less if more recently employed) performing services for the Companies, and the amount of base salary, wages or other compensation, cash bonus compensation and commission compensation paid to each such employee in 2016 and 2017. To the Knowledge of the Seller and the Companies, none of the Business Employees is a party to, or is otherwise bound by, any agreement or arrangement with any Person other than the Seller or its Affiliates that limits or adversely affects the performance of his or her duties, the ability of any of the Companies to conduct their business, or his or her freedom to engage in any of the businesses conducted by the Companies (including any confidentiality, non-competition or proprietary rights agreements). All Business Employees are “employees at will,” and their employment or engagement may be terminated for any lawful reason without advance notice, penalty or payment other than their rights to severance payments under the Seller’s severance plans. The Companies have not made any commitments to any of the Business Employees respecting any possible employment, engagement or increases in compensation following the Closing. All Business Employees are lawfully entitled to work for the Seller or its Affiliates under applicable Law.
(b)    Neither of the Companies (i) is a party to any collective bargaining agreement or any other labor-related agreements with any labor union, and no such agreement is being negotiated by the Companies as of the date hereof, (ii) receives services from any individual who is a party to a collective bargaining agreement, (iii) is under a duty to bargain with any labor union, or (iv) is a party to, involved in or, to the Knowledge of the Seller, threatened with, any labor dispute, claim or unfair labor practice charge. The Companies have not experienced any labor dispute, work stoppage or slowdown, demand for recognition, other concerted activity or organizing activity or campaign (including the solicitation of cards from employees or former employees to authorize a union to request a National Labor Relations Board certifications election), and to the Knowledge of the Seller no such events have been threatened, during the previous five years.
(c)    The Companies are now and have been at all times during the last five years in compliance in all material respects with all applicable Laws and Contracts respecting employment and employment practices (including compliance with any “no match letters” by a Governmental Authority), including as to terms and conditions of employment, wages and hours, exempt/non-exempt classification, compensation, plant closings and layoffs, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and retaliation, contractor/employee classification, whistleblowing, occupational health and worker safety, leaves of absence, collective bargaining, and immigration control, and all independent contractors are properly classified as such and are not deemed employees for purposes of any Law, benefit plan or Contract. There are no outstanding claims against either of the Companies (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee, independent contractor or job applicant of the Companies on account of or for any labor or employment-related issue, including (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of paid time off or pay in lieu of paid time off, other than paid time off or pay in lieu thereof earned in or in respect of the current year, (iv) any amount of severance pay or similar benefits, (v) workers’ compensation or disability benefits, (vi) any violation of any statute, ordinance, order, rule or regulation relating to employment, employment terminations or layoffs, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (viii) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors, or (ix) any violation of any Law relating to minimum wages or maximum hours of work. Within the immediately prior three years, the Companies have not received written notice of any such claims which have not been asserted. No person (including any Governmental Authority) has asserted or, to the Knowledge of the Seller, threatened any claims against any of the Companies under or arising out of any Law or regulation relating to compensation, discrimination, retaliation, wage and hour issues, immigration, occupational safety in employment, or any other employment practices. Neither of the Companies can be considered a joint or co-employer under any applicable law of any individual who is not listed on Section 3.15(a) of the Disclosure Schedule.
(d)    Except as set forth in Section 3.15(d) of the Disclosure Schedule, the Companies have not terminated, laid-off or dismissed any employees (whether such dismissal is actual or constructive) in the last ninety days, and there has been no “mass layoff” or “plant closing” (as defined by the federal Worker Adjustment and Retraining Notification Act or any similar applicable Law) within the last five years with respect to the Companies.
(e)    All liabilities in respect of employees and former employees of the Companies required to be paid or accrued have been paid and/or accrued in full prior to the date hereof, including, without limitation, premium contributions, accrued wages, Taxes, salaries, commissions, vacation time or pay, employee benefit plan payments, remittance and assessments for unemployment insurance, employer health Taxes, Income Taxes, payments required under workers' compensation Laws and any other Laws.
(f)    No Business Employee has given notice that they intend to terminate their relationship with the Seller or its Affiliates and, to the Knowledge of the Seller, no Business Employee has received an offer to join a Person that may compete with the Companies in connection with the Business.

Section 3.16    Intellectual Property.
(a)    “Acquired Intellectual Property” means all Intellectual Property currently used by the Companies in the conduct of the Business, specifically excluding Intellectual Property that comprise the Humana Names and Marks. Section 3.16(a) of the Disclosure Schedule lists all material Acquired Intellectual Property, provided such list does not include (i) trade secrets, know-how, confidential business information and similar types of unregistered and general Intellectual Property or (ii) commercially available, off the shelf software that is licensed under a “click wrap”, “shrink wrap” or similar license agreement for license fees of less than $10,000. Section 3.16(a) of the Disclosure Schedule lists all registrations or applications therefor by the Companies with respect to registration of any Acquired Intellectual Properties. All such applications and registrations are in good standing and, to the Knowledge of the Seller, each such registration is valid, subsisting and enforceable.
(b)    None of the Companies has received written notice from any third party alleging any interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party, and none of the Companies has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated or violated any Acquired Intellectual Property. None of the Companies have licensed to, or has entered into any exclusive agreements relating to any Acquired Intellectual Property with, third parties.
(c)    The Companies have maintained commercially reasonable practices to protect the confidentiality of the Companies’ confidential information and trade secrets. Except as disclosed in Section 3.16(c) of the Disclosure Schedule, all of the Seller’s or its Affiliates’ employees, contractors, consultants and other personnel with access to the Companies’ confidential information or who are or have been otherwise involved in development of Intellectual Property of the Companies have executed reasonably standard confidentiality agreements and Intellectual Property assignment agreements.
(d)    Section 3.16(d) of the Disclosure Schedule identifies all software components owned by the Companies (the “Owned Software”). None of the Owned Software is subject to any so called “open source license” that would: (i) require the divulgement to any Person of any source code or trade secret that is part of the Owned Software, (ii) grant a license to any Acquired Intellectual Property for the purpose of creating derivative works, or (iii) grant a license to any Person to redistribute any Owned Software or related Acquired Intellectual Property at no charge. No source code for any Owned Software has been made available to any third Person.
(e)    The Companies maintain commercially reasonable disaster recovery plans with respect to its information systems providing products and services to customers, and maintains reasonable back-up copies of all data and information provided by their customers and/or utilized by the Companies to operate the products and services. There has been no material failure of such information systems during the twelve-month period ending on the date hereof that caused a material disruption or interruption in the Companies’ or their customers’ use of the Companies’ products and services. None of the Owned Software or other similar or related items of automated or computerized systems and any other networks or systems and related services that are used by or relied on by the Seller or the Companies in the conduct of the business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance during the twelve-month period ending on the date hereof that has caused any substantial disruption or interruption in or to the use of any such Systems by the Companies. All of the Systems are in good repair and in such reasonable and useable operating condition as is necessary and sufficient to conduct the business of the Companies as currently conducted. The Companies maintain commercially reasonable and adequate disaster recovery, back-up and business continuity plans.
Section 3.17    Brokers. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Companies. The Seller is solely responsible for any fees and expenses payable to Goldman, Sachs & Co.
Section 3.18    Insurance Contracts; Underwriting.
(a)    Except as set forth in Section 3.18(a) of the Disclosure Schedule and for and as a result of the failure by a customer to timely pay premiums (i) each Insurance Contract is valid and binding on KIC and to the Knowledge of Seller each other party thereto, and is in full force and effect; (ii) KIC and, to the Knowledge of the Seller, any other party thereto, has performed all material obligations required to be performed by it under each Insurance Contract; (iii) none of the Seller nor any of its Affiliates has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of KIC under any Insurance Contract; (iv) to the Knowledge of the Seller, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a material default on the part of any counterparty under such material Insurance Contract and (v) to the Knowledge of the Seller, no party to an Insurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.
(b)    All policy and contract forms on which KIC has issued Insurance Contracts and which are currently being used by KIC or were used by KIC for business which is still in force and all amendments and applications pertaining thereto, and all marketing materials, brochures, illustrations and certificates pertaining thereto, to the extent required by applicable Law, have been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Law for objection. All Insurance Contracts and all such policy and contract forms, amendments and applications, and all such marketing materials, brochures, illustrations and certificates, comply with, and have been marketed, administered and sold in compliance in all material respects with, applicable Law, all applicable orders and directives of all applicable insurance regulatory authorities and all written recommendations resulting from market conduct or other examinations or inquiries of insurance regulatory authorities in the respective jurisdiction in which such products have been marketed, issued or sold. True and correct copies of each policy and contract form currently being used by KIC with respect to the Business or which were used by KIC for business which is still in force with respect to the Business have been delivered to Acquiror, and no Insurance Contract contains any deviations from such forms that would be material and adverse to the Companies. All rates with respect to Insurance Contracts to the extent required to be filed with or approved by any Governmental Authority have been so filed or approved, and the rates used by KIC conform in all material respects with all applicable Laws.
(c)    All benefits paid, payable or credited to, any Person under any Insurance Contract have been paid or credited (or provision as required under each of GAAP and SAP for payment thereof has been made) in accordance with the terms of the applicable Insurance Contract in all material respects, and such payments, credits or provisions were not delinquent and were paid and credited (or will be paid or credited) without fines or penalties (excluding interest), except for any such claim for benefits for which there is a good faith basis to contest payment.
(d)    Except as set forth in Section 3.18(d) of the Disclosure Schedule and regular periodic assessments in the Ordinary Course of Business, no claim or assessment against KIC is pending or, to the Knowledge of the Seller, threatened against KIC by any state insurance guaranty association (or similar organization), and KIC has not received written notice of any such claim or assessment.
(e)    The Seller has delivered to the Acquiror true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, since January 1, 2012 with respect to any Company and all material attachments, supplements and modifications thereto. To the Knowledge of the Seller, the information furnished by Seller or any of its Affiliates to actuaries performing services for either of the Companies in connection with the preparation of such actuarial reports was accurate in all material respects for the periods covered in such reports.
(f)    Except as required by applicable insurance Law, (a) there is no Contract or agreement, whether oral or in writing, binding on any Company with, or order or directive by, or supervisory letter or cease-and-desist order from, any insurance regulatory authority with or with respect to the Companies and (b) none of the Companies has adopted any board resolution at the request of any insurance regulatory authority, in the case of each of clauses (a) and (b), that (i) limits in any material respect the ability of KIC to issue or enter into Insurance Contracts, Reinsurance Agreements, Agent Contracts or similar agreements, (ii) requires the divestiture of any material investment of any Company, (iii) limits in any material respect the ability of any Company to pay dividends or distributions of any kind or character, (iv) requires any material investment of any Company to be treated as a non-admitted asset (or the local equivalent), (v) requires any Person to contribute assets to or make any investment in any Company, maintain the capital or surplus of any Company at minimum or predetermined levels (including “keep-well” or similar agreements), or to pay, guarantee or otherwise be responsible for the obligations of any Company (except for a Reinsurance Agreement entered into in the Ordinary Course of Business); or (vi) could otherwise have a material adverse effect on the business or operations of any Company. Neither Seller, the Companies nor any of their respective Affiliates has been advised in writing by any insurance regulatory authority that such insurance regulatory authority is contemplating any undertakings related to any of the foregoing matters with respect to the Companies or the Business.
Section 3.19    Reinsurance. Section 3.19 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of (a) all treaties, agreements, slips, binders, cover notes or other similar arrangements of assumed and ceded reinsurance of each Company with respect to the conduct of the Business and under which there remains any outstanding liability or reinsurance recoverable (such treaties, agreements, slips, binders, cover notes or other arrangements, the “Reinsurance Agreements”) and (b) all pending Actions related to any Reinsurance Agreement. Copies of each Reinsurance Agreement (including any amendments thereof) have been delivered by the Seller to the Acquiror as of the date hereof. The Reinsurance Agreements are in full force and effect in accordance with their terms. Neither Company has breached any material provision of any Reinsurance Agreement or failed to meet the underwriting standards required for any business reinsured thereunder. To the Knowledge of Seller, no other party to any Reinsurance Agreement is in default thereunder and no other party to any Reinsurance Agreement is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. None of the Seller or its Affiliates has received any notice to the effect that the financial condition of any other party to any Reinsurance Agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. With respect to each Reinsurance Agreement, (i) there has been no separate agreement between any Company and any other party to such Reinsurance Agreement that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, (ii) for each such Reinsurance Agreement for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of Statement of Statutory Accounting Principal No. 61R or similar principal (“SSAP No. 61R”), applicable SAP or any applicable Law, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available for review by the relevant Governmental Authority for the Company, (iii) the Company that is a party thereto, and to the Knowledge of Seller, any other party thereto, complies and has complied with all applicable requirements set forth in SSAP No. 61R, applicable SAP and applicable Law with respect to such Reinsurance Agreement and (iv) the Company has appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 61R, applicable SAP and applicable Law.
Section 3.20    Agents.
(a)    KIC has implemented and followed in all material respects programs and policies designed to provide reasonable assurance that each agent (whether an employee of Seller or any of its Affiliates, an insurance producer, agent, broker, managing general agent or general agent, intermediary, underwriting, adjuster or administrator) of KIC who wrote Insurance Contracts (each, an “Agent”) at the time of writing, selling or producing any Insurance Contract (or within any permitted grace period), to the extent required by applicable

Law, Governmental Authorization or Contract, was duly appointed by KIC to act as an Agent and was duly licensed or registered as an Agent (for the type of Insurance Contracts written, sold or produced by such Agent), in each case, in the particular jurisdiction in which such Agent wrote, sold or produced such Insurance Contract. To the Knowledge of Seller, no Agent is in or has been in violation, of any Law applicable to the type of Insurance Contracts written, sold or produced by such Agent on behalf of KIC in the conduct of the Business. To the Knowledge of Seller, no Agent has failed to follow the underwriting standards of KIC in respect of any Insurance Contract written, sold or produced by such Agent.
(b)    Each Contract currently in effect between or among either of the Companies and an Agent relating to the conduct of the Business is referred to as an “Agent Contract”). Seller has provided to Acquiror a true and correct (i) list of the commissions paid during 2015 (from and after July 1st) and 2016 pursuant to all Agent Contracts, (ii) list of the Agent Contracts, and (iii) true and correct copies of all forms of Agent Contract in the possession of Seller or its Affiliates and used by either Company. No Agent Contract contains any deviations from the forms of Agent Contracts that would be material and adverse to the Companies. Except for the Agent Contracts, there are no agreements with any Company providing for compensation or indemnification of Agents or the provision of financing (whether in form of contract loans or otherwise) to Agents. All Agent Contracts are, to the extent required by Law, in forms acceptable to all applicable insurance regulatory authorities or have been filed with insurance regulatory authorities with which such Agent Contracts were required to be filed and have been either approved by such insurance regulatory authorities or not objected to by any such insurance regulatory authorities within any period provided for objection.
(c)    Except as set forth on Section 3.20(c) of the Seller’s Disclosure Schedule, as of the date hereof, there are no outstanding (i) disputes with Agents concerning amounts of commissions or other incentive compensation (other than de minimis amounts), (ii) errors and omissions claims against any Agent relating to KIC or the Business (to the Knowledge of the Seller) or (iii) material amounts owed by any Agent to any Company.
(d)    The manner in which each Company compensates Agents involved in the sale or servicing of Insurance Contracts is in compliance with applicable Law in all material respects.
Section 3.21    Insurance Regulatory Filings. The Seller has delivered for inspection by the Acquiror true, complete and correct copies of all examination reports and inquiries and reports of investigations, and other similar materials relating to either of the Companies received since January 1, 2012 from or submitted to any state insurance regulatory authority. Except as set forth in Section 3.21 of the Disclosure Schedule, all material deficiencies or violations noted in such reports, inquiries and other materials have been cured or resolved to the satisfaction of the applicable insurance regulatory authority without imposition of any material penalty, condition or obligation. Except as set forth in Section 3.21 of the Disclosure Schedule, there are no examinations, investigations or material inquiries by any state insurance regulatory examiners in progress with respect to the Companies (other than normal and customary inquiries from state insurance regulatory authorities), nor, to the Knowledge of the

Seller, are any such examinations, investigations or material inquiries (other than normal and customary inquiries) pending or scheduled with respect to the Companies.
Section 3.22    Risk-Based Capital. The Seller has delivered to the Acquiror the written results submitted by the Companies to any state insurance regulatory authority since January 1, 2012 relating to Risk-Based Capital calculations of KIC (such reports, the “Risk-Based Capital Reports”).  The Risk-Based Capital Reports are true, accurate and complete in all material respects.  KIC has not suffered a decrease in its Risk-Based Capital to the “Company Action Level”.
Section 3.23    Reserves. The insurance loss reserves and other actuarial values contained or reflected in the Statutory Statements: (i) have been computed and determined in all material respects in accordance with then generally accepted actuarial standards consistently applied, (ii) are fairly stated, in all material respects, in accordance with sound actuarial principles; (iii) satisfy, in all material respects, the requirements of SAP and all applicable insurance Laws; and (iv) have been computed on the basis of assumptions consistent in all material respects with those used in computing the corresponding reserves in the Statutory Statements for the prior three fiscal years; except in each case as expressly set forth in such Statutory Statements and notes thereto included in such Statutory Statements and as set forth in Section 3.23 of the Disclosure Schedule. For clarity, and consistent with the terms of Section 10.01, the Seller shall not be deemed to have breached the representations and warranties in this Section 3.23 solely because the reserves of the Companies prove to be inadequate or insufficient in the future.
Section 3.24    Intercompany Agreements and Intercompany Obligations. Section 3.24 of the Seller’s Disclosure Schedule sets forth a list of all Intercompany Agreements and Intercompany Obligations in effect or outstanding as of the date hereof.
Section 3.25    Absence of Certain Changes. Except as set forth on Section 3.25 of the Disclosure Schedule or to the extent arising out of or relating to the transactions contemplated by this Agreement and the other Transaction Agreements, since the date of the Most Recent Balance Sheet, (a) the business of the Companies has been operated in all material respects in the Ordinary Course of Business, (b) there have not been any material changes in any accounting, underwriting, reinsurance, claims handling or investment methods principles or practices by any Company (except as required by applicable Law) and (c) there has not been a Material Adverse Effect. Except as set forth on Section 3.25 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, there has not been any action taken by Seller or any of its Affiliates that, if taken during the period from the date of this Agreement through the Closing without the prior written consent of the Acquiror, would constitute a breach of Section 5.01(a), (b), (c), (d), (e), (h), (i), (j), (m), (n), (p) or (q).
Section 3.26    Investment Company. Neither of the Companies is required to maintain any assets in separate accounts to satisfy requirements of any Governmental Authority or the requirements of any Contract of the Companies. Neither of the Companies nor any account maintained by either of the Companies is an “investment company” as defined under the Investment Company Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
The Acquiror represents and warrants to the Seller as follows:
Section 4.01    Incorporation and Authority of the Acquiror. The Acquiror is an insurance company duly incorporated, validly existing and in good standing under the Laws of the state of Texas. Acquiror has full power and authority to enter into this Agreement and the other Transaction Agreements to which Acquiror is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Acquiror of this Agreement and the other Transaction Agreements to which the Acquiror is or will be a party, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, such Transaction Agreements, have been or will be by the Closing, duly authorized by all requisite corporate action on the part of the Acquiror. This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which the Acquiror is or will be a party, such other Transaction Agreements will be duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the Seller, as applicable) this Agreement constitutes, and upon execution and delivery of the other Transaction Agreements to which the Acquiror is intended by this Agreement to be a party, such other Transaction Agreements, will constitute, legal, valid and binding obligations of the Acquiror enforceable against the Acquiror in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.02    Qualification of the Acquiror. The Acquiror has the power and authority to operate its business as now conducted. The Acquiror is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.
Section 4.03    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, and except as may result from any facts or circumstances relating to the Seller or as otherwise provided in this Article IV, the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements by the Acquiror do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other Organizational Documents of Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror or any of its Affiliates is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.
Section 4.04    Consents and Approvals. The execution and delivery of the Transaction Agreements by the Acquiror do not, and the performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements by the Acquiror will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) in connection with the insurance laws of the jurisdictions set forth in Schedule 4.04 of the Acquiror Disclosure Schedule, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Acquiror from consummating the transactions contemplated by or performing any of its obligations under the Transaction Agreements or (c) as may be necessary as a result of any facts or circumstances relating to the Seller or its Affiliates.
Section 4.05    Absence of Litigation; Compliance with Laws.
(a)    No Action is pending or, to the Knowledge of the Acquiror, threatened that seeks to, or would reasonably be expected to, materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.
(b)    The Acquiror is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, except for violations the existence of which would not reasonably be expected to materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.
Section 4.06    Securities Matters. The Shares are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of the Shares or any interest in them. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Acquiror understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable foreign securities Laws.
Section 4.07    Investigation. The Acquiror acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Companies and their businesses and operations and (ii) has been furnished with or given adequate access to such information about the Companies and their businesses and operations as it has requested. The Acquiror further acknowledges and agrees that the only representations, warranties, covenants, and agreements made by the Seller are the representations, warranties, covenants, and agreements made in this Agreement and the other Transaction Agreements and the Seller makes no other express or implied representation or warranty with respect to the Companies or the business or operations of the Companies or with respect to any other information provided by the Seller or its Affiliates or Representatives. The Acquiror has not relied upon any representations or other information made or supplied by or on behalf of the Seller or by any Affiliate or Representative of the Seller other than the representations and warranties set forth in this Agreement and the other Transaction Agreements.
Section 4.08    Matters Affecting Regulatory Approval. No current director or officer of Acquiror (i) has been found guilty of or has pleaded guilty or nolo contendere to, any felony or crime involving moral turpitude, dishonesty, breach of trust or breach of fiduciary duty or (ii) has been barred from the conduct of any insurance business in any jurisdiction. Acquiror is not aware of any facts or circumstances relating to the Acquiror or its Affiliates that might reasonably be expected to impede or delay its ability to obtain the regulatory approvals required to consummate the transaction provided for in this Agreement.
Section 4.09    No Brokers. Except for Keefe, Bruyette & Woods, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror. The Acquiror is solely responsible for any fees and expenses payable to Keefe, Bruyette & Woods, Inc.
ARTICLE V

ADDITIONAL AGREEMENTS
Section 5.01    Conduct of Business Prior to the Closing. Except as otherwise contemplated by or necessary to effectuate the Transaction Agreements and except for matters identified in Section 5.01 of the Disclosure Schedule and actions contemplated by Section 5.15, from the date of this Agreement through the Closing, unless the Acquiror otherwise consents in advance, the Seller will cause the Companies (i) to conduct their respective businesses in the Ordinary Course and (ii) to use commercially reasonable efforts to preserve intact their business organizations; and the Seller will not, and will cause the Companies not to, take any action which they are aware will cause or result in any of the representations and warranties of the Seller contained in any of the Transaction Agreements to be or become untrue in any material respect. During the period prior to Closing, the Seller will cause KIC to prepare and timely file all financial statements required to filed with the South Carolina Department of Insurance and any other jurisdiction and to promptly thereafter provide copies to Acquiror. Without limiting any of the foregoing and except for matters identified in Section 5.01 of the Disclosure Schedule and actions contemplated by Section 5.15, from the date of this Agreement through the Closing, unless the Acquiror otherwise consents in advance, the Seller will not on behalf of the Companies, and will cause the Companies not to, take any of the following actions:

(a)    declare, set aside or pay any dividend or distribution (in cash, stock or otherwise) on any shares of the capital stock or other equity interest of the Companies or purchase, redeem or otherwise acquire any shares of such capital stock or other equity interest;
(b)    issue, sell, pledge, transfer, dispose of or encumber, or authorize the issuance, sale, pledge, transfer, disposition or encumbrance, any shares of the capital stock or other equity interest of the Companies or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest;
(c)    split, combine, subdivide or reclassify any of the capital stock or other equity interest of the Companies;
(d)    (i) incur, assume, repurchase, prepay or guarantee any indebtedness; (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments in Investment Assets made in accordance with its investment policies in the Ordinary Course of Business; (iii) acquire or dispose of any Investment Assets other than in the Ordinary Course of Business in accordance with its investment policies; (iv) enter into any “keep well” or other Contract to maintain the financial condition of any Person or enter into any other arrangements having the economic effect of the foregoing; or (v) create or assume any other material obligation or liability other than in the Ordinary Course in amounts consistent with the historic experience of the Companies, or grant a Lien on, pledge or otherwise encumber any of its assets;
(e)    amend the Organizational Documents of any Company;
(f)    modify or amend in any material respect or terminate any of the Material Contracts or waive, release or assign any material rights or claims thereunder or enter into any Contract which would, if entered into prior to the date hereof, have been a Material Contract, in all such cases;
(g)    modify or amend in any material respect or terminate any of the Reinsurance Agreements or waive, release or assign any material rights or claims thereunder, other than pursuant to the resolution of routine audits in the Ordinary Course of Business, enter into any Contract which would, if entered into prior to the date hereof, have been a Reinsurance Agreement, or enter into any loss portfolio transfer or similar transfer or transaction;
(h)    voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;
(i)    make any material change in its underwriting, reinsurance, claims administration, pricing, reserving, accounting, loss control, actuarial practices or policies, or any assumption underlying an actuarial practice or policy, or other operations, policies or procedures, except as required by any Governmental Authority or by SAP or changes in the interpretation or enforcement thereof;

(j)    acquire or dispose (whether by sale, lease, license or otherwise) of (i) any company or business whether by merger, consolidation or acquisition or disposition of stock or other equity or other type of transactions having similar effect or (ii) any material Assets or properties, in each case other than acquisitions or dispositions of Investment Assets made in the Ordinary Course of Business in accordance with its investment policies;
(k)    commence any Action, or pay, settle, release or forgive any Action or waive any right thereto other than involving the payment of monetary damages of amounts less than $25,000 individually or $100,000 in the aggregate and which are on terms under which no Company admits a breach of Law or contractual obligation and no limitation of any kind becomes applicable to the conduct of business of any Company;
(l)    (i) grant or provide any retention, transaction bonus, severance or termination payments or change in control payments or benefits to any Business Employee, that would or could require any payment by or result in any Liability to the Companies, (ii) increase the compensation, bonus opportunity or other benefits of, or make any new equity awards to, any Business Employee other than in the Ordinary Course of Business, (iii) adopt or enter into any new employee benefit plan that would be a Benefit Plan if it were in existence on the date of this Agreement, employment, consulting or similar agreement or terminate, amend or exercise discretion under any Benefit Plan or employment, consulting or similar agreement to the extent such adoption, termination, amendment or exercise of discretion would create or increase any liability on the part of an Company following the Closing, or (iv) terminate any employee or independent contractor of any of Seller or any of its Affiliates, including the Companies, who performs any services for either Company, or any Contract between Seller or any of its Affiliates and any such employee or independent contractor;
(m)    enter into a collective bargaining agreement;
(n)    (i) make, change or revoke any written election of the Companies in respect of Taxes, or file any amended Tax Return or claim for refund for any Company, (ii) settle any claim or assessment, or enter into any agreement, in respect of any material Taxes of any Company, (iii) adopt or change any method of Tax accounting or make any material change in Tax compliance practices of any Company, (iv) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment of any Company, (v) surrender any right or claim to refund of Taxes or (vi) except as otherwise provided in Section 6.01(h), take any action or omit to take any action that would have the effect of materially increasing the Tax liability or materially reducing the aggregate Tax assets of any Company in respect of any Tax period beginning after the Closing Date for any Company (it being understood that the foregoing limitations shall apply only with respect to specific actions of, or on behalf of, the Companies and shall not apply to any similar actions taken or refrained from being taken for any consolidated, combined, unitary or other similar group which includes any Company);
(o)    undertake or commit to make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate or incur any operating expenses other than in the Ordinary Course in amounts consistent with the historic operations of the Companies;

(p)    change, modify or amend or, other than in the Ordinary Course of Business, waive, in each case in any material respect, any of its investment guidelines or policies;
(q)    fail timely to file with Governmental Authorities all required annual and quarterly statutory financial statements and other material insurance regulatory filings;
(r)    terminate, amend, compromise, commute or buy back, or provide authority to any other Person to compromise, commute or buy back, any Reinsurance Agreement or Insurance Contract or any claim under or with respect to any Reinsurance Agreement, in an amount in excess of $25,000 individually or $100,000 in the aggregate other than the settlement of routine audits in the Ordinary Course of Business;
(s)    commence or settle any claim, action or proceeding in respect of any Insurance Contract, unless in the Ordinary Course of Business and when the amount sought and settled does not exceed $25,000; or
(t)    enter into any Contract with respect to, or otherwise offer or make a commitment to do, any of the foregoing.
Section 5.02    Access to Information.
(a)    From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Seller shall cause each of the Companies, and shall use reasonable efforts to cause each of their respective Representatives to (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, Books and Records of the Companies, and (ii) furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the Companies as the Acquiror may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Companies, the Seller or any of their Affiliates; and provided further, however, that the auditors and accountants of the Seller or any of its Affiliates or the Companies shall not be obliged to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Seller, the Acquiror shall enter into a customary joint defense agreement, in form and substance reasonably acceptable to Acquiror, with the Seller and the Companies with respect to any information to be provided to the Acquiror pursuant to this paragraph (a). Without limiting the foregoing, the Acquiror shall not have access to Seller’s consolidated federal income Tax Returns and state combined/unitary/consolidated income Tax Returns but may, if reasonably required, have access to any pro-forma Income Tax Returns for the Companies prepared for and utilized in the preparation of such consolidated, combined or unitary income Tax Returns.

(b)    In addition to the provisions of Section 5.04, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, the administration of the Companies and their respective businesses, and the determination of any matter relating to the rights or obligations of each party under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and the execution of confidentiality agreements satisfactory to the disclosing party hereunder (the “Disclosing Party”), each Disclosing Party shall and shall cause its Representatives to (i) afford the Representatives of the other party (the “Receiving Party”) reasonable access, during normal business hours, to the offices, properties, Books and Records of the Disclosing Party insofar as they pertain to periods prior to the Closing, (ii) furnish to the Representatives of the Receiving Party such additional financial and other information regarding the Companies and their Affiliates and their business for periods prior to Closing as the Receiving Party may from time to time reasonably request and (iii) make available to the Representatives of the Receiving Party the employees of the Disclosing Party and its Affiliates in respect of the Companies and their business whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Receiving Party in connection with the Receiving Party’s inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Disclosing Party or any of its Affiliates; and provided further, however, that the auditors and accountants of the Disclosing Party and its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Disclosing Party, except for non-sensitive information regarding the ordinary course operations of the Companies prior to the Closing (pursuant to which no joint defense agreement shall be required), the Receiving Party shall enter into a customary joint defense agreement with the Disclosing Party and its Affiliates with respect to any information to be provided to the Receiving Party pursuant to this Section 5.02(b). The Receiving Party shall promptly reimburse the Disclosing Party and its Affiliates for any out of pocket costs paid to third-parties incurred by them in providing access as contemplated by this section.
Section 5.03    Notice. Each party shall promptly notify the other of any Action that shall be instituted or threatened against such party or its Affiliates to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. From the date hereof until the Closing Date, the Seller shall disclose to the Acquiror in writing (in the form of an updated Disclosure Schedule) any material variances from the representations and warranties contained in Article III and any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Seller, promptly upon discovery thereof. Such disclosures, to the extent they pertain to facts or events occurring after the date of this Agreement, shall, subject to the following sentence, amend and supplement the Disclosure Schedule delivered on the date hereof and otherwise amend or modify the representations and warranties contained in Article III. Notwithstanding any provision in this Agreement to the contrary, any updated Disclosure Schedule or other disclosures provided pursuant hereto shall not be considered for the purpose of determining the satisfaction of the conditions set forth in Article VII or a right of termination under Article IX.
Section 5.04    Preservation of Books and Records. The Seller and its Affiliates shall have the right to retain copies of all Books and Records of the Companies relating to periods ending on or prior to the Closing Date. The Acquiror agrees that it shall preserve and keep or cause to be preserved and kept all original Books and Records in respect of the Companies in the possession of the Acquiror or its Affiliates (including the Companies), and the Seller shall preserve and keep or cause to be preserved and kept all copies of Books and Records in respect of the Companies in the possession of the Seller or its Affiliates, for the longer of any applicable statute of limitations and a period of seven years from the Closing Date. After such seven‑year or longer period, either party may dispose of any of such Books and Records, provided that if the Seller provides at least ninety days’ written notice (in accordance with Section 10.03) prior to the end of such period of its intention to remove and retain copies of any part of such Books and Records held by Acquiror with respect to periods ending on or prior to the Closing Date, the Seller shall be given an opportunity, at its sole cost and expense, to remove and retain such Books and Records as the Seller may elect. If so requested by the Acquiror, the Seller shall enter into a customary joint defense agreement with the Acquiror or such Affiliate with respect to any information to be provided to the Seller pursuant to this Section.
Section 5.05    Confidentiality.
(a)    The terms of the Confidentiality Agreement dated March 1, 2017 (the “Confidentiality Agreement”), between the Seller and Continental Insurance Group Ltd., an Affiliate of Acquiror, is incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on the Acquiror and its Affiliates, officers, directors, employees and Representatives in accordance with its terms, until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that the Acquiror’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) relating to the Companies and the Companies’ businesses. If, for any reason, the sale of the Shares is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect and shall remain binding upon the Acquiror. The Acquiror and the Seller shall be permitted hereunder to disclose any confidential information to any governmental or regulatory authority, self-regulatory organization or securities exchange having authority to regulate or oversee any portion of the Acquiror’s or Seller’s business if such disclosure is required by applicable Law or regulation or required by the rules of such governmental or regulatory authority, organization or exchange.
(b)    From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives (i) to hold in confidence any and all confidential information, whether written or oral, concerning the Companies (“Company Information”), except to the extent that Seller can show that such Company Information (1) is or becomes generally available to and known by the public through no fault of the Seller, any of its Affiliates or their respective

Representatives; or (2) is lawfully developed or acquired by the Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, and (ii) not to use such Company Information for any purpose whatsoever other than in compliance with or to enforce its rights under the Transaction Agreements. If the Seller or any of its Affiliates or their respective Representatives are required or requested by deposition, interrogatory, request for documents, subpoena, civil investigative demand, regulatory request or similar judicial, regulatory or administrative process to disclose any Company Information, then to the extent permissible under applicable Law, the Seller shall provide the Acquiror with prompt prior written notice of such requirement so that the Acquiror party may seek (at the Acquiror’s expense) a protective order or similar remedy to cause Company Information not to be disclosed. If such notice is not permissible under applicable Law, or such protective order is not sought or other similar remedy is not timely obtained or the Acquiror waives compliance with the provisions of this Section 5.05, the Seller shall furnish only that portion of Company Information that its legal counsel has advised is required or requested, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such disclosed Company Information, to the extent practical under the circumstances. The Seller and its Affiliates shall be permitted hereunder to disclose any confidential information to any governmental or regulatory authority or securities exchange having authority to regulate or oversee any portion of the Seller’s or its Affiliate’s business if such disclosure is required by applicable Law or regulation or required by the rules of such governmental or regulatory authority or such exchange.
Section 5.06    Regulatory and Other Authorizations; Consents.
(a)    The Acquiror and the Seller shall, and the Seller shall cause the Companies to, use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities or any other Person that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements, (ii) within 20 Business Days following the date hereof or as soon as reasonably practicable thereafter, file, or cause to be filed or submitted to such Governmental Authorities (including state departments of insurance or similar Governmental Authorities) all notices, applications, documents and other materials necessary in connection with the consummation of such transactions; provided, however, that the (Change of Control) Form A application required to be filed by the Acquiror with the South Carolina Department of Insurance in respect of KIC shall be filed within twenty-five Business Days of the date of this Agreement, and (iii) take such commercially reasonable actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, orders and approvals. The Seller and the Acquiror each will cooperate with the reasonable requests of the other in promptly seeking to obtain all such authorizations, consents, orders and approvals. As necessary to obtain the approval of the South Carolina Department of Insurance and any other Governmental Authority, the Seller and the Acquiror agree to negotiate in good-faith with respect to any conditions or requirements proposed by the South Carolina Department of Insurance or other Governmental Authority in respect of the proposed change of control of KIC or other filings and ultimately to accept any such conditions or requirements necessary to obtain a required approval unless they, individually or in the aggregate with such other conditions or requirements that may be proposed, constitute a Burdensome Condition. Neither the Seller nor the Acquiror shall take any action that it should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required approvals.
(b)    Each party agrees to make as promptly as practicable any filing that may be required under any antitrust or competition law or by any antitrust or competition authority, including any Form E filings required under applicable insurance Laws.
(c)    Each party to this Agreement shall promptly notify the other parties of any substantive communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and, to the extent reasonably practicable, permit the other parties to review in advance any proposed written communication by such party to any Governmental Authority and shall provide each other with copies of all substantive correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, however, that each party may redact from such correspondence, filings and communications provided to the other party any confidential information of such party or its Affiliates. No party to this Agreement shall agree to participate in any substantive meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it advises the other parties in advance of such meeting and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.
(d)    Prior to the Closing, the Seller shall use all commercially reasonable efforts to obtain and deliver to the Acquiror consents of each third party listed in Section 5.06(d) of the Disclosure Schedule in form and substance reasonably satisfactory to the Acquiror (such consents, the “Required Consents”), including the entry by KIC into a new Contract on substantially similar terms as any Master Contract listed on such schedule. Each party to this Agreement agrees to cooperate in obtaining the Required Consents and any other consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements.
(e)    The Seller acknowledges that the Acquiror intends to redomesticate KIC to Texas and merge the Companies into the Acquiror following the Closing (such transactions collectively, the “Merger”). Acquiror will use all commercially reasonable efforts to assure that Acquiror, as soon as reasonably practicable after the Merger and as the surviving entity of the Merger, will have and retain all licenses and permits necessary to conduct the business of KIC including the Coinsured Business. The Seller will cooperate with any reasonable requests of Acquiror, and take all actions and deliver all information reasonably requested by Acquiror, in order to assist the Acquiror in obtaining all such approvals required in connection with the Merger and obtaining all such licenses and permits. The parties acknowledge and agree that Acquiror’s efforts to obtain approval for the Merger shall be conducted in a manner that does not interfere in any way with obtaining necessary approvals and consents for the transaction contemplated by this Agreement and that for purposes of all of the representations, warranties and covenants of Seller (other than Section 5.06(d) and this Section 5.06(e)) contained in this Agreement, any reference to a transaction contemplated by this Agreement shall not be deemed to refer to the Merger.
Section 5.07    Insurance.
(a)    From and after the Closing Date, the Companies shall cease to be insured by the Seller or its Affiliates’ (other than the Companies) insurance policies. From and after the Closing Date, neither Seller nor any of its Affiliates (other than the Companies) shall take any actions that would jeopardize or impair any coverage applicable or available to either Company with respect to periods on or prior to the Closing Date.
(b)    During the period between the date of this Agreement and the Closing, the Seller will promptly report and pursue any claims that the Companies may have under insurance policies or self-insured programs maintained by the Seller and its Affiliates. With respect to any open claims against the Seller or their respective Affiliates’ insurance policies reported by the Companies prior to the Closing Date, the Seller will assist and cooperate with Acquiror in the pursuit and collection of such claims and remit any net proceeds they realize from such claims to the Acquiror upon full and final settlement of such claims.
Section 5.08    Non-Competition.
(a)    For a period of three years after the Closing Date, except as permitted by this Section 5.08, the Seller shall not, directly or indirectly through one or more Affiliates of Seller (together with Seller, each a “Covered Party”), (i) engage in the Business in any jurisdiction in which any of the Companies are licensed or otherwise authorized to conduct the Business as of the Closing Date (including, without limitation, the locations in which such business is conducted) on the Closing Date (the “Covered Business”), (ii) induce, or attempt to induce, any Person that is a current customer or supplier of any Company as of the date hereof to (x) cease doing business with Acquiror or any of its Affiliates (including the Companies) with respect to the Business, or (y) in any way interfere with the business relationship between Acquiror or any of its Affiliates (including the Companies) and any such customer or supplier with respect to the Business, or (iii) solicit for employment any Transferred Employee or encourage any such employee to terminate his or her employment with the Acquiror or any Affiliate of the Acquiror; provided, however, that the foregoing clause (iii) (x) shall not restrict any general solicitation conducted through any newspaper, internet help wanted or other general advertisement, or any search firm engagement which, in any such case, is not directed or focused on any Business Employee, and (y) shall not apply to any person whose employment with Acquiror or any Affiliate of Acquiror is terminated by Acquiror or any Affiliate of Acquiror. This Section 5.08 shall cease to be applicable to any Covered Party at such time as it is no longer an Affiliate of Seller. This Section 5.08 shall not apply to (i) any Person that purchases assets, operations or a business from a Covered Party, if such Person is not an Affiliate of Seller at the time of or after such transaction is consummated or (ii) any Person that acquires Seller or any other Covered Party or any of such Person’s Affiliates (other than Seller and Seller’s Affiliates existing prior to consummation of such acquisition).
(b)    Notwithstanding the provisions of Section 5.08(a), nothing in this Agreement shall preclude, prohibit or restrict any Covered Party from engaging in any manner in (i) the activities set forth on Section 5.08(b) of the Disclosure Schedule, (ii) any business activity that would otherwise violate this Section 5.08 if such business is acquired from any Person (an “Acquired Business”) or is carried on by any Person that is acquired by or combined with any Covered Party after the date of this Agreement (an “Acquired Company”) if the business activity constitutes a De Minimis Business, or (iii) the ownership by a Covered Party of any capital stock or other ownership interest in any Person that directly or indirectly through one or more of its Subsidiaries and Affiliates engages in a business activity that would otherwise violate this Section 5.08 if (x) such capital stock or other ownership interest is acquired in a transaction (including, without limitation, a transaction involving the disposition of one or more businesses owned by a Covered Party) occurring after the date of this Agreement and (y) all of the following clauses apply: (1) such capital stock or other ownership interest owned by a Covered Party represents less than 25% of the outstanding voting interests of such Person or the Covered Party; (2) a Covered Party does not have the right to designate a majority of the Board of Directors (or other governing body) of such Person; and (3) a Covered Party does not exercise management control over such Person.
Section 5.09    Discontinuance of Use of Seller Trademarks. The Acquiror acknowledges and agrees that (i) within a reasonable time period following the Closing Date (not to exceed 120 days), the Acquiror will cause the Companies to discontinue any use of the Humana name and related trademarks and all other names and trademarks utilized by the Companies prior to the Closing Date except those set forth on Section 5.09 of the Disclosure Schedule, including as they are used alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers embodying any of the foregoing alone or in combination with other words (collectively the “Humana Names and Marks”) and (ii) thereafter, the Acquiror and its Affiliates (including the Companies) shall have no right to use the Humana Names and Marks. Notwithstanding the foregoing, the Seller, on behalf of itself and its applicable Affiliates, hereby grants the Acquiror, its Affiliates and their successors a royalty-free license to continue to utilize the Humana Names and Marks (i) solely as they appear on, and in connection with, the run out of existing inventory of printed materials held by the Companies as of the Closing Date (e.g., Seller logos that appear on pre-printed policy forms or printed marketing materials) and (ii) solely as they appear on the historic Books and Records of KIC and as necessary in connection with the administration of the Business in force on or prior to the Closing Date. For the avoidance of doubt, KIC shall not hold itself out as an Affiliate of Humana in connection with any use of the Humana Names and Marks pursuant to the foregoing sentence. The Seller is not aware of any current or prior use by the Companies of the Humana Names and Marks that cannot be discontinued after the Closing Date without material expense.

Section 5.10    Coinsurance Agreement. Prior to the Closing, HIC and KIC shall execute and deliver a coinsurance and administrative services agreement with respect to the Coinsured Business between HIC and KIC in substantially the form set forth in Exhibit C (the “HIC/KIC Coinsurance Agreement”). Seller shall (i) cause HIC and KIC not to amend or waive, prior to the Closing, any provisions set forth in the HIC/KIC Coinsurance Agreement without the prior written consent of Acquiror, such consent not to be unreasonably withheld or delayed if such an amendment is required by applicable law or a Governmental Authority, (ii) provide Acquiror with a reasonable opportunity to review and provide comments on the Estimated Reinsurance Closing Calculation at least three (3) Business Days prior to the Reinsurance Closing Date, (iii) ensure that the Reinsurance Premium consists of such cash and such securities, the designation and value of which are determined in accordance with the terms of the HIC/KIC Coinsurance Agreement prior to the Reinsurance Closing Date (with all decision of KIC approved by Acquiror), and (iv) ensure that HIC and KIC do not agree upon a Final Reinsurance Closing Calculation or Reinsurance Premium Adjustment prior to the Closing Date. The terms “Reinsurance Premium”, “Estimated Reinsurance Closing Calculation”, “Reinsurance Closing Date”, “Reinsurance Effective Date”, “Final Reinsurance Closing Calculation” and “Reinsurance Premium Adjustment” shall have the respective meanings set forth in the HIC/KIC Coinsurance Agreement.
Section 5.11    Transitional Services. At or prior to the Closing, the Seller or an Affiliate of the Seller, KIC and the Acquiror shall execute and deliver a transitional services agreement in substantially the form set forth in Exhibit D (the “Transition Services Agreement”).
Section 5.12    Intercompany Obligations. Except for the intercompany obligations set forth in Section 5.12 of the Disclosure Schedule, the Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, concurrently with the Closing, the Companies, on the one hand, and the Seller and its Affiliates (other than the Companies), on the other, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances and other Intercompany Accounts regardless of their maturity and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment (collectively, “Intercompany Obligations”), without any liability to Acquiror, the Companies or any of their respective Affiliates.
Section 5.13    Termination of Certain Arrangements.
(a)    Except (i) as otherwise contemplated by the Transaction Agreements, (ii) as set forth on Section 5.13(a) of the Disclosure Schedule and (ii) as otherwise agreed by the Seller and the Acquiror, the Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate prior to or concurrently with the Closing Date all Intercompany Agreements, without any Liability to Acquiror, the Companies or any of their respective Affiliates.
(b)    Seller and Acquiror shall each take and cause KIC to take the agreed actions with respect to certain Contracts as set forth on Section 5.13(b) of the Disclosure Schedule.

(c)    Prior to the Closing Date, Seller shall cause the surplus note between KMG and KIC to be cancelled without consideration.
Section 5.14    Transferred Employees.
(a)    Section 5.14(a) of the Disclosure Schedule lists those employees of the Seller or its Affiliates whose primary work responsibilities are with the Business (as updated through the Closing Date, the “Business Employees”). At least 60 days prior to the end of the term of the Transition Services Agreement the Acquiror will notify the Seller in writing of those Business Employees that the Acquiror desires to make offers of employment effective at the end of the term of the Transition Services Agreement. Such offers of employment shall be effective upon the first day following the end of the term of the Transition Services Agreement (the “Employment Commencement Date”), and be conditioned upon each such Business Employee (A) accepting the offer within seven Business Days of receipt, and (B) meeting Acquiror’s reasonable employment requirements, including with respect to relocation, satisfactory results of background checks, drug tests, immigration verification and similar requirements (the “Acquiror Employment Requirements”). Seller will and will cause its Affiliates to cooperate with the Acquiror’s efforts to transition the Business Employees. Those Business Employees who meet the Acquiror’s Employment Requirements and accept the Acquiror’s offer of employment are referred to as “Transferred Employees”. The Acquiror shall provide that all Transferred Employees shall be eligible, as of the Employment Commencement Date, to commence participation in the employee benefit plans that the Acquiror offers to similarly situated employees of the Acquiror, including paid time off and severance programs without regard to any eligibility period, waiting period, evidence of insurability (other than with respect to supplemental life insurance benefits), medical certification requirements or pre-existing condition limitations. Acquiror shall give each Transferred Employee credit for purposes of participation and vesting, but not benefit accrual, under and in accordance with the terms of Acquiror’s employee benefit plans for years served with the Seller (including any predecessor employer) prior to the Employment Commencement Date; provided that no such service credit shall be recognized for purposes of pension and retiree health benefits or in a manner that would result in a duplication of benefits. The Acquiror will waive any preexisting condition limitations and waiting periods under the employee welfare benefit plans of the Acquiror that provide healthcare and disability benefits in which the Transferred Employees are eligible to participate to the same extent that such limitations and waiting periods were waived or satisfied under the comparable plan of Seller. Any Business Employees who do not become Transferred Employees shall remain the sole responsibility of the Seller.
(b)    Seller and its Affiliates shall retain all liabilities and obligations for, and the responsibility for payment of, all covered medical, dental, life insurance, salary continuation, severance, disability and other welfare claims or expenses arising with respect to each Transferred Employee from events occurring prior to such Transferred Employee’s Employment Commencement Date, and neither Acquiror nor any of the Acquired Companies shall assume or be responsible for any liability or obligation with respect to such claims or expenses. For purposes of this Section, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability begins; in the case of a hospital stay, when the employee or covered dependent first enters the hospital, and in the case of severance, when the employee is notified of his or her termination of employment. Seller and its Affiliates shall be responsible for providing the continuation of group health coverage required by COBRA to any Transferred Employees whose “qualifying event,” within the meaning of Code §4980B(f), occurred at or prior to the Employment Commencement Date (and such Transferred Employees’ “qualified beneficiaries,” within the meaning of Code §4980B(f)). Seller and its Affiliates shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims of any current or former employee of the Acquired Companies or their Affiliates incurred prior to the Employment Commencement Date.
(c)    Nothing herein is intended to limit the right of Acquiror, Acquiror’s Affiliates, or the Acquired Companies (i) to terminate the employment or services of any employee or independent contractor at any time, (ii) to change or modify any incentive compensation or employee benefit plan or agreement at any time and in any manner, or (iii) to change or modify the terms or conditions of employment or service for any of their employees or independent contractors. Nothing in this Agreement shall be construed (A) to confer on any Person (including but not limited to Business Employees and current and former employees and independent contractors of Seller, the Acquired Companies or their Affiliates), other than the Parties, their successors and permitted assigns, any benefit under or right to enforce the provisions of this Section 5.14, (B) to cause any Person (including Business Employees and current and former employees and independent contractors of Seller, Acquired Companies or their Affiliates) to be a third-party beneficiary of this Agreement, or (C) as an amendment or waiver of any Employee Benefit Plan.
(d)    Neither Seller nor any of its Affiliates shall make any written or oral communications, other than in the ordinary course of Seller’s business, to any Business Employees pertaining to compensation or benefit matters relating to the period of time after the Employment Commencement Date without the prior written consent of Acquiror.
Section 5.15    Additional Transactions.
(a)    Acquiror acknowledges that Seller will continue to seek to sell or otherwise transfer, including through indemnity and/or assumption reinsurance or coinsurance or the granting to a third-party of renewal rights or other rights, all or part of the Coinsured Business in one or more transactions (each an “Additional Transaction”), in each case at the sole cost and expense of Seller.
(b)    After Closing, Acquiror will cause KIC to reasonably cooperate with Seller with respect to Seller’s negotiation and completion of any Additional Transaction Seller may want to pursue with another third party or parties.
(c)    HIC shall be entitled to all rights, title and interest to any consideration paid or payable to HIC or KIC, if any, in connection with the Additional Transaction, whether paid as a ceding commission, initial and/or progress renewals or transition fees or otherwise, it being understood that all economic benefits flowing from any Additional

Transaction (net of Tax costs) belong solely to HIC; provided, however, that if the ceding commission payable to KIC in connection with any Additional Transaction is a negative number, the obligation to pay the absolute value of such negative ceding commission will be solely an obligation of HIC and/or its Affiliates (other than KIC).
(d)    HIC will promptly, and in any event within five Business Days of written notice from Acquiror or its Affiliates providing information on such costs and expenses, reimburse Acquiror and its Affiliates for all costs and expenses incurred by Acquiror, KIC or any Affiliate thereof in connection with this Section 5.15.
Section 5.16    GAAP Financial Statements.
(a)    As soon as reasonably practicable following the date of this Agreement, the Seller shall at its sole cost obtain and deliver to the Acquiror audited consolidated balance sheets of the Companies as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the three fiscal years ended December 31, 2016, prepared in accordance with GAAP and AICPA standards. Seller will use commercially reasonable efforts to deliver such statements within sixty days of the date hereof.
(b)    Seller will use commercially reasonable efforts to obtain and deliver to Acquiror no later than forty-five days after the last day of each fiscal quarterly period of the Company ending after the date hereof and prior to the Closing Date (excluding the year-end quarter), but not earlier than before the date provided for in Section 5.16(a), the reviewed consolidated balance sheet of the Companies as of the last day of such fiscal quarter, and the related consolidated statements of operations and cash flows for the quarter and year-to-date period then ended and the comparable year-to-date period of the prior fiscal year prepared in accordance with GAAP and AICPA standards.
(c)    In the event that the Closing Date occurs subsequent to December 31, 2017, the Seller will use commercially reasonable efforts to obtain and deliver to Acquiror no later than March 30, 2018, the audited consolidated balance sheet of the Companies as of December 31, 2017, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal year then ended prepared in accordance with GAAP and AICPA standards. In the event that the Closing Date occurs subsequent to December 31, 2018, the Seller will use commercially reasonable efforts to obtain and deliver to Acquiror no later than March 30, 2019, the audited consolidated balance sheet of the Companies as of December 31, 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal year then ended prepared in accordance with GAAP and AICPA standards.

Section 5.17    Acquiror Financing Activities. The Seller acknowledges that Acquiror or its Affiliates may seek financing concurrent with the transactions contemplated hereby as part of its ordinary course of business operation. The Seller will use commercially reasonable efforts to provide, and will cause the Companies to use commercially reasonable efforts to provide, historical financial information regarding the Companies for use by the Acquiror in connection with (i) the arrangement of any such financing or (ii) satisfying any reporting obligation under the Exchange Act or disclosure requirement under the Securities Act arising as a result of the acquisition of the Companies, in each case as may be reasonably requested by the Acquiror or its Affiliates.
Section 5.18    Investment Assets. The Seller will cause the Companies (i) to maintain and not invest their existing cash balance as reflected in the Most Recent Balance Sheet and (ii) to retain as cash and not invest the Seller Capital Contribution. Prior to the Closing Date, on or before the tenth Business Day following each month end, the Seller shall provide to Acquiror, or Acquiror’s investment accounting vendor, details of all transactions and accounting entries related to the Investment Assets that occurred or were accrued during the previous month (including end-of-month value and transaction reports), and such other data and information related to the Investment Assets as the Acquiror may reasonably request.
Section 5.19    No Solicitation. The Seller will not, and will cause its Affiliates not to, and will cause the Seller’s and its Affiliates’ respective officers, directors, employees and other Representatives not to, (i) initiate, solicit, encourage or knowingly facilitate, directly or indirectly, any inquiries with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal or (ii) (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, or otherwise cooperate with, knowingly assist, or participate in, facilitate or encourage any effort by, any Person (or any Representative of a Person) relating to any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal. The Seller shall, and shall cause each of its Affiliates and their respective Representatives to, immediately cease all solicitations, discussions, negotiations and access to non-public information with, to or by any Person (other than the Acquiror) with respect to any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal. The Seller will promptly (and in any event within two Business Days) notify the Acquiror orally and in writing of the receipt by the Seller or any of its Affiliates of any proposal (or inquiry with respect thereto) that constitutes or could reasonably be expected to lead to any Acquisition Proposal, which notice shall include the identity of the Person submitting such proposal and the nature of such proposal.
Section 5.20    Further Action. The Seller and the Acquiror (a) shall each execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements and (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.
ARTICLE VI

TAX MATTERS
Section 6.01    Liability for Certain Taxes and Related Matters.
(a)    Except as otherwise provided in this Article VI, the Seller shall be liable for and indemnify the Acquiror for all Premium Taxes, income Taxes (including, without limitation, any obligation to contribute to the payment of an income Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included any of the Companies and income Taxes resulting from the Companies ceasing to be a member of the Seller Group), and any other Taxes (except, in all such cases, (i) if there is an Adjustment Amount, to the extent reflected in the final Closing Statement or, (ii) if the Adjustment Amount is zero, to the extent reflected in the Estimated Closing Statement) (i) imposed on the Seller Group (other than the Companies) for any taxable year, and (ii) imposed on any of the Companies, or for which any of the Companies may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. The Seller shall be entitled to any refund of Premium Taxes, Income Taxes and any other Taxes of any of the Companies received for such periods (except (i) if there is an Adjustment Amount, to the extent reflected as an asset in the final Closing Statement or, (ii) if the Adjustment Amount is zero, to the extent reflected in the Estimated Closing Statement), less any reasonable third-party costs incurred to obtain such refunds and any Taxes incurred as a result of such refunds, and Acquiror shall cooperate with Seller in claiming any such refund. Notwithstanding any provision of this Agreement to the Contrary, Seller shall not be liable or responsible for, nor shall it be required to indemnify the Acquiror or any of the Companies for, any Taxes arising out of, relating to, or resulting from any transactions or actions engaged in by any of the Companies not in the ordinary course of business or taken by or at the direction of the Acquiror or any Affiliate of Acquiror that occur on the Closing Date but after the Closing (an “Extraordinary Transaction”), and the Acquiror shall indemnify and hold harmless the Seller for any Tax or other loss arising out of, relating to, or resulting from any such Extraordinary Transaction.
(b)    In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:
(i)    In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and
(ii)    In the case of Taxes not described in paragraph (b)(i), above, such as Premium and franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (either real or personal and tangible or intangible), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.
(c)    Any payment by the Acquiror or the Seller to the other parties of this Agreement under this Article VI or Article VIII will be treated as an adjustment to the Purchase Price.
(d)    The Seller shall file or cause to be filed when due all income Tax Returns required to be filed by or with respect to each of the Companies on a consolidated, combined or unitary basis with the Seller (or any Affiliate of Seller other than the Companies) for taxable years or periods ending on or before the Closing Date which are not required to be filed until after the Closing Date and shall pay any Taxes due in respect of such income Tax Returns. With respect to the preceding sentence, a pro forma federal Income Tax Return for each of the Companies prepared for and utilized in the preparation of such consolidated federal income Tax Return that includes the Companies shall be submitted to the Acquiror not later than thirty days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Acquiror, which approval may not be unreasonably withheld or delayed. The Acquiror shall file or cause to be filed when due all other Tax Returns (including Straddle Returns) that are required to be filed by or with respect to the Companies after the Closing Date and, subject to the other provisions of this Agreement, shall remit any Taxes due in respect of such Tax Returns. Any Tax Returns required to be filed by the Acquiror pursuant to the preceding sentence and providing for the payment of Taxes for which Seller may be liable, in whole or in part, pursuant to Section 6.01(a) or Section 8.02(a) shall be submitted to the Seller not later than thirty days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Seller, which approval may not be unreasonably withheld or delayed, and the Acquiror shall consider in good faith all reasonable changes to such Tax Returns suggested by the Seller and, in the case of Tax Returns for Taxes for which Seller will be wholly liable, shall incorporate any such reasonable changes. The Seller shall pay the Acquiror the Taxes for which Seller is liable pursuant to Section 6.01(a) and which are payable with Tax Returns to be filed by Acquiror pursuant to the previous sentence not less than 10 days prior to the due date for the filing of such Tax Returns. Acquiror shall not, and shall cause the Companies and its other Affiliates not to, amend, refile or otherwise modify (or make a claim for Tax refund or waive or grant an extension of any statute of limitation with respect to) any Tax Return relating to the Companies with respect to any period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller.
(e)    The Acquiror shall promptly notify the Seller in writing upon receipt by the Acquiror, any of its Affiliates or any of the Companies of notice of any pending or threatened Tax audits or assessments for Taxes for which the Seller would be required to indemnify the Acquiror pursuant to Section 6.01(a) or Section 8.02(a), provided that failure to comply with this provision shall not affect the Acquiror’s right to indemnification hereunder unless the Seller’s ability to contest such audit or assessment is materially impaired as a result of such failure. The Seller shall have the sole right to represent any of the Companies’ interests in any Tax audit or administrative or court proceeding relating to Taxes for taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense provided the Seller acknowledges that any potential liability arising from such audit or proceeding is subject to indemnification by Seller under Section 6.01(a) or Section 8.02(a). Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Acquiror or Taxes of any of the Companies for any period after the Closing Date (including, but not limited to, through the imposition of Income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Acquiror. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Seller has indemnified the Acquiror against the effects of any such settlement. Seller shall be entitled to participate at its expense in the defense of any claim for Taxes for any Straddle Period which may be the subject of indemnification by Seller pursuant to Section 6.01(a) or Section 8.02(a) and, with the written consent of the Acquiror (which may be given, withheld, or conditioned by the Acquiror in its sole and absolute discretion), and at its sole expense, may assume the entire defense of such Tax claim. Neither the Acquiror nor any of the Companies may settle any Tax claim which may be the subject of indemnification by the Seller under Section 6.01(a) or Section 8.02(a) without the prior written consent of the Seller, which consent shall not be unreasonably withheld.
(f)    Any Tax allocation or sharing agreement or arrangement, whether or not in writing, that may have been entered into by the Seller or its Affiliates (other than the Companies), on the one hand, and any of the Companies, on the other, shall be terminated as to such Company as of the Closing Date, and no unpaid amounts which are owed by or to any of the Companies pursuant thereto shall be made thereunder. The Seller agrees to indemnify and hold the Acquiror and the Companies harmless against any liability arising under or imposed on the Companies as a result of their being parties to any such Tax allocation or sharing agreement or arrangement.
(g)    Without the prior written consent of Acquiror, Seller shall not make an election under Section 336(e) of the Code with respect to the Acquisition of the Shares hereunder. Acquiror shall not make or permit any of its Affiliates or any of the Companies to make any election under Section 338 of the Code with respect to the acquisition of the Shares hereunder.
(h)    For the purposes of clarity, the parties hereto acknowledge that nothing in this Agreement or otherwise shall require the Seller, or any consolidated, combined, unitary, or other similar group that includes the Seller, to make any particular election provided for in Treasury Regulation Section 1.1502-36, and the decision as to whether to make or to cause to be made any such election shall be entirely within the discretion of the Seller, and that the effects of any such election or failure to make any such election shall not constitute a breach or violation of or any other non-compliance with any of the other provisions of this Agreement.

(i)    The Companies shall, and the Acquiror shall cause the Companies to, furnish Tax information to Seller for inclusion in the Seller’s (or any of its Affiliates) consolidated, combined, unitary, or other similar Tax Returns for the period that includes the Closing Date in accordance with the Companies’ past custom and practice. The income of the Companies shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Companies as of the end of the Closing Date, and the parties agree to not make a ratable allocation election under Treasury Regulations Section 1.1502-76(b) (or any analogous provision of state, local, or foreign applicable Law). Any Extraordinary Transactions shall be treated by the parties as occurring on the day after the Closing Date, and shall thereby be included in the Tax Return of the Acquiror affiliated group including the Companies beginning on the day after the Closing Date, pursuant to the “next day” rule of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B). At Seller’s request, Acquiror shall cause the Companies to make or join with Seller (or any of its Affiliates) in making any Tax election reasonably requested by Seller related to Seller’s (or any Affiliate of Seller’s) consolidated, combined, unitary, or other similar income Tax Return that includes any of the Companies to the extent the making of such election does not have an adverse impact on Acquiror or the Companies for any Tax period beginning after the Closing Date. For the purposes of clarity, the provisions of Section 6.01(f) permitting the Acquiror to control or participate in any Tax contest or requiring Acquiror’s consent to any compromise or settlement of any claim related to any Tax contest shall not apply to, and the Acquiror shall not otherwise have the right to control or participate in or have its consent required with respect to the compromise or settlement of any claim related to, any Tax contest related to Seller’s (or any Affiliate of Seller’s) consolidated, combined, unitary, or other similar Tax Return. Except as otherwise required by Law, the Acquiror shall cause the Companies to waive any carryback or other use from any taxable period (or portion thereof) beginning after the Closing Date to any taxable period (or portion thereof) beginning on or before the Closing Date of any net operating loss, Tax credit, or other Tax attribute.
Section 6.02    Transfer Taxes. The Seller and the Acquiror shall each be liable for 50% of the Transfer Taxes, if any, arising from the sale of the Shares. The party with the statutory responsibility shall prepare and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.
Section 6.03    Assistance and Cooperation. After the Closing Date, each of the Seller and the Acquiror shall (and shall cause their respective Affiliates to):
(a)    assist (and cause their respective Affiliates to assist) as reasonably requested by the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 6.01, and any other Tax Returns (including information returns);
(b)    cooperate fully in preparing for any audits of, or disputes with any Governmental Authority regarding any Tax matter of any of the Companies;
(c)    make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents relating to Taxes of any of the

Companies; provided that Seller shall not be required to make available any Seller consolidated federal income Tax Returns or state combined/unitary/consolidated income Tax Returns;
(d)    provide timely notice to the other in writing of any pending or threatened tax audits or assessments of any of the Companies for taxable periods for which the other may have a liability under this Article VI; and
(e)    furnish the other with copies of all correspondence received from any Governmental Authority in connection with any tax audit or information request with respect to any such taxable period.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made on the Closing Date, other than representations and warranties expressly made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants contained in this Agreement to be complied with by the Acquiror on or before the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate of the Acquiror to such effect signed by a duly authorized executive officer.
(b)    Approvals of Governmental Authorities. The approvals of the Governmental Authorities listed in Section 3.05 of the Disclosure Schedule and Section 4.04 of the Acquiror Disclosure Schedule shall have been received or deemed received (if acceptable under applicable Law). Any applicable filings, approvals or expiration or termination of any applicable waiting periods under any applicable antitrust and competition laws in jurisdictions in which such filings, approvals or expiration or termination are required by Law to be made, obtained or expired or terminated prior to the Closing, shall have been made, obtained or expired or terminated.
(c)    Required Consents. The Seller shall have obtained all Required Consents.
(d)    No Governmental Order. There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Shares or the other transactions contemplated by the Transaction Agreements.

(e)    Other Agreements. The Acquiror shall have executed and delivered to the Seller the Transition Services Agreement and each other Transaction Agreement to which it is a party.
Section 7.02    Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i) The Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (other than the Fundamental Representations expressly made as of another date, which Fundamental Representations shall have been true and correct as of such date); (ii) the other representations and warranties of the Seller contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” contained in such representations or warranties) in all respects as of the Closing as if made on the Closing Date (other than representations and warranties expressly made as of another date, which representations and warranties shall have been true and correct as of such date), except to the extent that any breaches of such representations and warranties have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) the covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects; and (iv) the Acquiror shall have received a certificate of the Seller to such effect signed by a duly authorized executive officer.
(b)    Approvals of Governmental Authorities. The approvals of the Governmental Authorities listed in Section 3.05 of the Disclosure Schedule and Section 4.04 of the Acquiror Disclosure Schedule, and all required approvals from the South Carolina Department of Insurance, Texas Department of Insurance and California Department of Insurance in connection with the redomestication of KIC from South Carolina to Texas and the Merger, shall have been received or deemed received, and no such approval shall impose a Burdensome Condition. The applicable filings, approvals or expiration or termination of any applicable waiting periods under any applicable antitrust and competition laws in jurisdictions in which such filings, approvals or expiration or termination are required by Law to be made, obtained or expired or terminated prior to the Closing, shall have been made, obtained or expired or terminated.
(c)    Required Consents. The Seller shall have obtained and delivered to Acquiror all Required Consents.
(d)    No Governmental Order. There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Shares or the other transactions contemplated by the Transaction Agreements.
(e)    Other Agreements. The Seller shall have executed and delivered, and caused its Affiliate (including the Companies) to execute and deliver the other Transaction Agreements to which each such Person is a party.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION
Section 8.01    Survival. The representations and warranties in this Agreement shall survive the Closing as follows:
(a)    the representations and warranties in Section 3.01 (Incorporation and Authority of the Seller), Section 3.02 (Incorporation and Qualification of the Companies), Section 3.03 (Capital Stock of the Companies), Section 3.17 (Brokers), Section 4.01 (Incorporation and Authority of the Acquiror), Section 4.02 (Qualification of the Acquiror) and Section 4.09 (Brokers) shall survive the Closing indefinitely;
(b)    the representations and warranties in Section 3.13 (Tax Matters) shall survive the Closing and will not terminate until thirty calendar days after the expiration of the statute of limitations (taking into account any extension of time granted or obtained) applicable to the matters covered thereby; and
(c)    all other representations and warranties in this Agreement shall survive the Closing and shall terminate on the 18 month anniversary of the Closing Date.
Section 8.02    Indemnification by the Seller.
(a)    The Seller hereby agrees that from and after the Closing it shall indemnify and hold harmless the Acquiror, its Affiliates, and their respective directors, officers, managers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Acquiror Indemnified Parties” and, together with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses and Expenses arising out of (i) any breach or inaccuracy of any representation or warranty made by the Seller contained in this Agreement (provided the indemnification claim is asserted hereunder during the period such representation or warranty survives), (ii) any breach of any covenant or agreement of the Seller contained in this Agreement, (iii) any non-compliance by the Companies with applicable Law concerning premium rate increases (provided the indemnification claim is asserted hereunder on or prior to the 18 month anniversary of the Closing Date), and (iv) any non-compliance by the Companies with applicable Law regarding the treatment by the Companies of Insurance Contracts on the basis of the policyholder’s resident state as opposed to the state of issuance of the coverage (provided the indemnification claim is asserted hereunder on or prior to the 18 month anniversary of the Closing Date).
(b)    The Acquiror Indemnified Parties shall not be entitled to indemnification for Losses pursuant to Section 8.02(a)(i) or Section 8.02(a)(iii)-(iv) (other than in the case of any breach or inaccuracy of (i) any Fundamental Representation, (ii) the representations and warranties in Section 3.13 (Tax Matters) or (iii) the representations and warranties in Section 3.17 (Brokers)), unless and until the aggregate amount of such Losses and Expenses exceeds $300,000 (the “Minimum Loss”), after the Minimum Loss is exceeded, the

Acquiror Indemnified Parties shall be entitled to recovery the amount by which such Losses and Expenses exceed the Minimum Loss.
(c)    The liability of the Seller to the Acquiror Indemnified Parties for indemnification pursuant to Section 8.02(a)(i) or Section 8.02(a)(iii)-(iv) (other than in the case of Fraud or any breach or inaccuracy of (i) any Fundamental Representation, (ii) the representations and warranties in Section 3.13 (Tax Matters) or (iii), the representations and warranties in Section 3.17 (Brokers)) shall not exceed $30,000,000 (the “Cap”).
Section 8.03    Indemnification by the Acquiror.
(a)    The Acquiror hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Seller, its Affiliates, and their respective directors, officers, managers, shareholders, partners and employees, and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses and Expenses arising out of (i) any breach or inaccuracy of any representation or warranty made by the Acquiror contained in this Agreement (provided the indemnification claim is asserted hereunder during the period such representation or warranty survives); and (ii) any breach of any covenant or agreement of the Acquiror contained in this Agreement.
(b)    The Seller Indemnified Parties shall not be entitled to indemnification for Losses pursuant to Section 8.03(a)(i) (other than in the case of breach of representations and warranties contained in Section 4.01 (Incorporation and Authority of the Acquiror), Section 4.02 (Qualification of the Acquiror) and Section 4.09 (Brokers)) unless and until the aggregate amount of such Losses and Expenses exceeds the Minimum Loss, after the Minimum Loss is exceeded, the Seller Indemnified Parties shall be entitled to recovery the amount by which such Losses and Expenses exceed the Minimum Loss.
(c)    The liability of the Acquiror to the Seller Indemnified Parties for indemnification pursuant to Section 8.03 (other than in the case of breach of representations and warranties contained in Section 4.01 (Incorporation and Authority of the Acquiror), Section 4.02 (Qualification of the Acquiror) and Section 4.09 (Brokers)) shall not exceed the Cap.
Section 8.04    Notification of Claims.
(a)    If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article VIII in respect of arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such Indemnified Party and in any event referencing the provision of this Agreement or other document or instrument upon which such claim for indemnification is based), of the Third-Party Claim promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party’s ability to defend against the Third Party Claim is materially and adversely affected by such failure. The Indemnified Party shall deliver to the indemnifying party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.
(b)    If a Third-Party Claim is made against an Indemnified Party, the indemnifying party will be entitled to participate in the defense thereof at its sole cost and expense and, if it so chooses, at its sole option and at its sole cost and expense, at any time to assume the defense and control thereof with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnified Party; provided, however, that any Third Party Claim brought against the Acquiror that constitutes an Acquiror Controlled Claim, shall be defended and controlled by the Acquiror; provided, further, that the Seller shall have the right to participate in such defense at its sole cost and expense. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Third-Party Claim involves conflicts of interest or substantially different defenses for the Indemnified Party and the indemnifying party (in the reasonable opinion of counsel for the Indemnified Party) of which the Indemnified Party had previously advised the indemnifying party in writing. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and use reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim (including in the case of an Acquiror Controlled Claim), the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). The indemnifying party may pay, settle or compromise a Third-Party Claim without the consent of the Indemnified Party, so long as such settlement: (A) includes an unconditional release of the Indemnified Party from all liability in respect of such Third-Party Claim, (B) does not subject the Indemnified Party to any injunctive relief or other equitable remedy, (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and does not otherwise have any material adverse consequences to the Indemnified Party, and (D) does not require any material payment or contribution by the Indemnified Party, unless the Indemnified Party consents to such settlement.

(c)    If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article VIII other than a claim in respect of, arising out of or involving a Third-Party Claim, such Indemnified Party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such Indemnified Party), of such claim promptly after becoming aware of the existence of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party is materially and adversely affected by such failure. The above proceedings described in this Section 8.04 shall not apply to any proceedings covered by Section 6.01(d). If any proceeding can be covered by both Section 8.04 and Section 6.01(d), then Section 6.01(d) shall govern.
Section 8.05    Exclusive Remedy. Except as set forth in Section 10.14, this Article VIII (and to the extent relevant, Article VI) shall be the exclusive remedy of the parties hereto following the Closing for any Losses, Expenses or other losses arising out of or in any way related to or arising from the transactions provided for in this Agreement including for any breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except for any claims arising out of or related to Fraud. Subject to the foregoing sentence, the parties shall not seek to avoid the various limitations on liability set forth in this Article VIII by seeking damages for tort or pursuant to any other theory of liability.
Section 8.06    Additional Indemnification Provisions. The Seller and the Acquiror agree for themselves and on behalf of their respective Affiliates and Representatives that with respect to each indemnification obligation in this Agreement, any Transaction Agreement or any other document, instrument or certificate executed or delivered in connection with the Closing (a) each such obligation shall be calculated on an After-Tax Basis, (b) all Losses shall be net of any third-party insurance proceeds which have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification, (c) in no event shall the indemnifying party have liability to the Indemnified Party for any consequential damages or punitive damages, other than any such damages actually awarded and paid to an unaffiliated Person in connection with Third-Party Claims; provided that, notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Indemnified Party shall be entitled to recover damages for lost profits (whether or not such lost profits damages constitute consequential damages and including lost profits damages used by a trier of fact to determine diminution in value, but specifically excluding any damages calculated as a multiple of lost profits or lost revenue) if such damages constitute actual damages awarded by a court of competent jurisdiction applying applicable Law in any Action seeking indemnification under this Agreement, and (d) in no event shall the Seller have any liability or obligation to any Acquiror Indemnified Person to the extent that any Loss, or portion thereof, as applicable, for which indemnification is sought hereunder is specifically reflected or reserved for in the Most Recent Balance Sheet or taken into account in the calculation of the final Total Adjusted Capital. In any case where an Indemnified Party actually recovers from a third Person any amount in respect of a matter for which an indemnifying party has indemnified it pursuant to this Article VIII, such Indemnified Party shall promptly pay over to the indemnifying party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the indemnifying party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter. Notwithstanding anything to the contrary in this Agreement, for purposes of determining the existence or amount of Losses for which any Indemnified Party may be entitled to indemnification under this Article VIII for any breach of a representation or warranty, each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect) other than any such limitation or qualification contained in Section 3.25 (Absence of Certain Changes), or that is inherent in the methods, procedures and practices that constitute GAAP or SAP for purposes of Section 3.06 (Financial Information; Absence of Liabilities).
Section 8.07    Mitigation. Each of the parties agrees to exercise commercially reasonable efforts to mitigate their respective Losses which are indemnified or indemnifiable hereunder to the extent required by applicable Law.
ARTICLE IX

TERMINATION AND WAIVER
Section 9.01    Termination. This Agreement may be terminated prior to the Closing:
(a)    by the mutual written consent of the Seller and the Acquiror;
(b)    by either the Acquiror or the Seller if the Closing shall not have occurred on or before December 31, 2018 (the “Outside Date”); provided, however, that (i) the Outside Date shall be extended for an additional ninety days if all the conditions to closing set forth in Article VII have been satisfied other than the conditions set forth in Section 7.01(b) or Section 7.02(b) (Regulatory Approvals) and (ii) the right to terminate this Agreement under this paragraph (b) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
(c)    by the Seller, by written notice to the Acquiror, if at any time the representations and warranties of the Acquiror contained in this Agreement shall fail to be true and correct, or the Acquiror shall at any time have failed to perform and comply with all agreements and covenants of the Acquiror contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 7.01(a) would not be fulfilled and (ii) shall not have been cured within thirty days of receipt of written notice thereof by the Acquiror from the Seller;
(d)    by the Acquiror, by written notice to the Seller, if at any time the representations and warranties of the Seller contained in this Agreement shall fail to be true and correct, or the Seller shall at any time have failed to perform and comply with all agreements and covenants of the Seller contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 7.02(a) would not be fulfilled and (ii) shall not have been cured within thirty days of receipt of written notice thereof by the Seller from the Acquiror; or
(e)    by either the Acquiror or the Seller in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale of Shares.
Section 9.02    Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other parties to this Agreement.
Section 9.03    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 5.05 (Confidentiality), and this Article IX (Termination); provided, however, that nothing in this Agreement shall relieve either the Acquiror or the Seller from liability for any breach of this Agreement.
Section 9.04    Extension; Waiver. At any time prior to the Closing, either the Acquiror or the Seller may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
ARTICLE X

GENERAL PROVISIONS
Section 10.01    No Assurance. The Acquiror acknowledges and agrees that the Seller makes no representation or warranty with respect to, and nothing contained in this Agreement or the other Transaction Agreements, or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of the Seller with respect to the adequacy or sufficiency of any of the reserves of the Companies or the effect of the adequacy or sufficiency of such reserves of the Companies on any “line item” or asset, liability or equity amount.
Section 10.02    Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred or this Agreement is terminated. For the avoidance of doubt, the Seller shall be solely responsible for the payment of all of the third-party transaction expenses incurred by or on behalf of the Companies related to the transaction which is the subject of this Agreement, including investment banking fees, accounting and legal fees and the cost of preparing the GAAP Financial Statements, and shall reimburse the Companies at or prior to the Closing for any such expenses incurred directly by the Companies. The provisions of this Section 10.02 shall survive the Closing.
Section 10.03    Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):
(a)    if to the Seller:

Humana Inc.
500 West Main Street
Louisville, KY 40202
Attention:	Law Department

With a copy to:

Locke Lord LLP
111 South Wacker Drive
Chicago, IL 60606
Attention: Jon Biasetti and David L. Kendall
Facsimile: (312) 443-0336

(b) if to the Acquiror:
Continental General Insurance Company
Attention to: Legal and Compliance Department
11001 Lakeline Blvd.
Suite 120
Austin, Texas 78717
Attention:
Facsimile: (512) 646-2641

With a copy to:

Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103
Facsimile: (215) 988-2757
Attention: Daniel W. Krane Stephen A. Serfass

Section 10.04    Public Announcements. Except as may be required by Law or stock exchange rules, neither party to this Agreement or any Affiliate or Representative of such party shall make any public announcements (including any filings made with the U.S. Securities and Exchange Commission) or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without prior consent of the other party, and prior to any announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication. Subject to the prior sentence regarding public announcements and Section 5.05 (Confidentiality), nothing contained in this Agreement shall prohibit  the Acquiror or the Seller from disclosing the existence of this Agreement to any Representative or financing source or regulatory body to the extent reasonably necessary to complete the transactions contemplated by this Agreement or as may be required by Law.
Section 10.05    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 10.06    Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of the Seller and the Acquiror with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement.
Section 10.07    Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Seller or the Acquiror may assign any or all of their rights and obligations under this Agreement (i) to any of their respective Affiliates or (ii) in connection with a reorganization, merger, consolidation or sale of all or substantially all of their assets; provided, however, that no assignment shall release the assignor from any liability or obligation under this

Agreement. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.
Section 10.08    No Third‑Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09    Amendment. No provision of any Transaction Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.
Section 10.10    Disclosure Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections and Schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.
Section 10.11    Governing Law; Submission to Jurisdiction; Waivers. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (and, to the extent applicable, federal law) without giving effect to the conflicts of law principles of such state. Each of the Seller and the Acquiror agrees that if any dispute controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting right under any Law, shall be resolved only in the Courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the Acquiror and the Seller by this Agreement irrevocably and unconditionally:
(a)    submits for itself and its property in any Action relating to the Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court;
(b)    consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to the Agreement, or its performance under or the enforcement of the Agreement;
(d)    agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.03; and
(e)    agrees that nothing in the Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.
Section 10.12    Rules of Construction. Interpretation of the Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) references to “$” shall mean U.S. dollars, (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including, without limitation,” unless otherwise specified, (e) the word “or” shall not be exclusive, (f) provisions shall apply, when appropriate, to successive events and transactions, (g) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements, (h) documents shall be deemed to have been “delivered” or “made available” two Business Days after they are posted in the electronic data room organized in connection with this Agreement, and (i) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The Schedules and Exhibits to this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.13    Counterparts. Each of the Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.
Section 10.14    Specific Performance. The parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby irrevocably waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 10.14, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 10.14 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 10.14 before exercising any other right under this Agreement.
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IN WITNESS WHEREOF, Seller and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
HUMANA INC.
By    /s/ Brian A. Kane
Name: Brian A. Kane
Title: Chief Financial Officer &
Senior Vice President

CONTINENTAL GENERAL INSURANCE
    COMPANY
By    /s/ Michael Mazur
Name: Michael Mazur
Title: President and CEO

EXHIBIT A
DEFINITIONS
“Acquired Business” shall have the meaning set forth in Section 5.08(b).
“Acquired Company” shall have the meaning set forth in Section 5.08(b).
“Acquired Intellectual Property” shall have the meaning set forth in Section 3.16(a).
“Acquiror” shall have the meaning set forth in the Preamble.
“Acquiror Controlled Claim” means any Third Party Claim that (i) could reasonably be expected to have an adverse impact on the reputation of the Acquiror or any of its Affiliates (including the Companies after the Closing), (ii) that, if successful, could result in a payment by an Indemnified Party to one or more third parties that is materially in excess of the amount for which indemnification may be obtained under this Agreement (by reason of the limitations contained in Section 8.02(b) or Section 8.02(c)), (iii) that is asserted directly by or on behalf of a Person that is a reinsurer of the Indemnified Party, or (iv) that seeks injunctive or equitable relief against an Indemnified Party.
“Acquiror Disclosure Schedule” means the disclosure schedule delivered by the Acquiror to the Seller and which forms a part of this Agreement.
“Acquiror Employment Requirements” shall have the meaning set forth in Section 5.14.
“Acquiror Indemnified Parties” shall have the meaning set forth in Section 8.02(a).
“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons other than the Acquiror or any Affiliate thereof, relating to any (i) merger, consolidation, other business combination or similar transaction involving any of the Companies, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, reinsurance or otherwise, of assets of any of the Companies (other than transactions in the Ordinary Course of Business involving Investment Assets or other non-material assets), (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests of any of the Companies, (iv) transaction or series of transactions in which any Person (or the stockholders of such Person) would acquire beneficial ownership or the right to acquire beneficial ownership of equity interests of any of the Companies or (v) any combination of the foregoing; provided, that notwithstanding anything to the contrary stated herein, in no event shall an Acquisition Proposal mean any inquiry, offer or proposal made by any Person or group of Persons, relating to (i) a merger, consolidation, other business combination or similar transaction involving a change of control of the Seller or the acquisition of any of the outstanding securities of the Seller for the purpose of effecting a change of control of the Seller or (ii) any business or assets of the Seller or any of its Affiliates, other than the

Companies, and assets that are directly owned by the Companies and any assets that are directly related to the Business.
“Action” means any claim, action, suit, arbitration, investigation or proceeding of any nature.
“Additional Transaction” shall have the meaning set forth in Section 5.15(a).
“Adjustment Amount” shall have the meaning set forth in Section 2.09(c).
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, the Seller shall not be deemed an Affiliate of the Acquiror nor, after the Closing, of the Companies.
“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be reduced by an amount equal to the net income Tax savings actually received by such indemnified party or any Affiliate by reason of such Losses (after taking into account any income Tax cost incurred by such indemnified party or any Affiliate by reason of such payment) for the taxable year in which such Losses are incurred or in which such indemnification payment is made (or an earlier taxable year). In the event that an indemnification payment shall be due before such Tax savings have been actually received (i.e., before the due date of the income Tax Return to which such Tax savings relate), the indemnification payment paid by the indemnifying party to the indemnified party shall be computed without taking into account such Tax savings, and the indemnified party shall be required to pay back to the indemnifying party an amount equal to such Tax savings when they are actually received. For the avoidance of doubt, the computation of “After-Tax Basis” with respect to any Losses shall not take into account any loss or credit carryforwards to taxable years subsequent to the taxable year in which the indemnification payment for such Losses is made. For the avoidance of doubt, (i) if the adjustment to Purchase Price for the Shares resulting from an indemnification payment for a Loss will cause an attribute reduction amount for the Indemnified Party or any Affiliate under Section 1502-36(d)(3) of the Treasury Regulations that equals the amount of such payment, then the required indemnification payment (determined on an After-Tax Basis) shall equal the amount of such Loss; and (ii) the parties intend that any Indemnified Party will use commercially reasonable efforts to obtain available income Tax savings relating to Losses.
“Agent” has the meaning set forth in Section 3.20(a).
“Agent Contract” has the meaning set forth in Section 3.20(b).
“Agreement” means this Stock Purchase Agreement among Seller and the Acquiror, dated November 6, 2017, including the Disclosure Schedule and the Exhibits and all amendments to such agreement made in accordance with Section 10.08.

“AICPA” means American Institute of Certified Public Accountants.
“Annual Statutory Statements” shall have the meaning set forth in Section 3.06(a).
“Asset Valuation Reserve” means the Asset Valuation Reserve of KIC as of the Effective Time (determined without giving effect to the Merger, the Seller Capital Contribution or the Closing and other transactions related thereto), calculated in the same manner KIC calculates the “asset valuation reserve” amount set forth on page 3, line 24.1, column 1 of the most recent Statutory Statement, determined in accordance with SAP.
“Assets” means the assets and properties of every type and description that are owned, leased or licensed by the Companies.
“Assigned Contracts” shall have the meaning set forth in Section 2.08.
“Books and Records” means originals or copies of the books, records, documents and data of, or maintained by or on behalf of, the Companies to administer, evidence or record information relating to their existence or the operations of the Business.
“Burdensome Condition” shall mean, in connection with any required approval of any Governmental Authority necessary under this Agreement, a condition or requirement (i) that results in an impairment of the benefits which Acquiror reasonably expects to derive from the consummation of the transactions contemplated by this Agreement; (ii) to sell or hold separate or agree to sell, divest or discontinue, before or after the Closing Date, any material properties, assets, businesses or licenses; or (iii) to agree to any conditions relating to, or changes, limitations or restrictions on, the Acquiror or the Companies, or any of their respective properties, assets, businesses or licenses, which, in all such cases, would be reasonably likely, individually or in the aggregate, to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of the Acquiror and the Companies, taken as a whole.
Notwithstanding the foregoing, neither the Seller not the Acquiror shall be required to contribute additional capital and surplus to either of the Companies in connection with the transactions contemplated by this Agreement.
“Business” means the business of the sale, issuance, underwriting, marketing and administration of long-term care insurance, as conducted by the Companies in the United States as of the date hereof and shall specifically not include the Coinsured Business.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
“Business Employees” shall have the meaning set forth in Section 5.14.
“Cap” shall have the meaning set forth in Section 8.02(c).

“Capital and Surplus” means the Capital and Surplus of KIC as of the Effective Time (determined without giving effect to the Closing and other transfers and transactions contemplated or consummated pursuant thereto, the Merger, the Seller Capital Contribution, the transfers and transactions contemplated or consummated as of the “Reinsurance Closing Date” pursuant to the HIC/KIC Coinsurance Agreement, or any changes in the Capital and Surplus of KIC attributable thereto or to the Coinsured Business from and after the Reinsurance Effective Date), calculated in the same manner KIC calculates the “capital and surplus” amount set forth on page 3, line 38, column 1 of the most recent Statutory Statement; provided that Capital and Surplus shall exclude any deferred tax assets and deferred tax liabilities of the Seller (as would be reflected in line 18.2, column 3 in the “Assets” section of the balance sheet, and lines 15.2, column 1 in the “Liabilities, Surplus and Other Funds” section of the balance sheet, in each Target’s Statutory Statements) as of such date, in each case, determined in accordance with SAP.
“Closing” shall have the meaning set forth in Section 2.02.
“Closing Date” shall have the meaning set forth in Section 2.02.
“Closing Statement” shall have the meaning set forth in Section 2.09(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Coinsured Business” shall mean the business coinsured by HIC pursuant to the HIC/KIC Coinsurance Agreement including the KIC Medicare Supplement Business, KIC Retirement Annuities Business, KIC STD/LTD/Life/AD&D Business and the KIC WVB/FPP Business.
“Companies” shall mean collectively KMG and KIC.
“Company” shall mean any of the Companies.
“Company Information” shall have the meaning set forth in Section 5.05(b).
“Confidentiality Agreement” shall have the meaning set forth in Section 5.05(a).
“Contracts” means as to any Person, any agreement, indenture, undertaking, debt, instrument, contract, lease or other commitment to which it is a party, by which it is bound or to which any of its assets or properties is subject, whether written or oral.
“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“Covered Business” shall have the meaning set forth in Section 5.08(a).
“Covered Party” shall have the meaning set forth in Section 5.08(a).

“De Minimis Business” means any business activity that would otherwise violate Section 5.08(a) that is carried on by an Acquired Business or an Acquired Company, but only if, at the time of such acquisition, the revenues derived from the Covered Business by such Acquired Business or Acquired Company constitute less than 25% of the gross revenues of such Acquired Business or Acquired Company for the most recently completed fiscal year preceding such acquisition.
“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Acquiror and which forms a part of this Agreement.
“Dispute Notice” shall have the meaning set forth in Section 2.09(b).
“Dispute Period” shall have the meaning set forth in Section 2.09(b).
“Disputed Items” shall have the meaning set forth in Section 2.09(b).
“Effective Time” shall have the meaning set forth in Section 2.02.
“Employee Plan” shall have the meaning set forth in Section 3.14.
“Employment Commencement Date” shall have the meaning set forth in Section 5.14.
“ERISA” shall have the meaning set forth in Section 3.16(a).
"ERISA Affiliate" means any entity that would be deemed a "single employer" with the Companies under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Estimated Closing Statement” shall have the meaning set forth in Section 2.01.
“Estimated Seller Capital Contribution” shall mean an amount equal to (i) Two Hundred Three Million Dollars ($203,000,000), plus (ii) the amount, if any, by which the Target Total Adjusted Capital exceeds the Estimated Total Adjusted Capital, minus (iii) the amount, if any, by which the Estimated Total Adjusted Capital exceeds the Target Total Adjusted Capital.
“Estimated Total Adjusted Capital” means the Seller’s good faith estimate of Total Adjusted Capital as of the Effective Time (determined without giving effect to the Merger, the Seller Capital Contribution or the Closing and other transactions related thereto).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act.
“Expenses” means any and all reasonable costs, fees and expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, paralegals, investigators, expert witnesses, accountants and other professionals).

“Extraordinary Transaction” shall have the meaning set forth in Section 6.01(a).
“Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III.
“Fundamental Representations” shall mean the representations and warranties in Section 3.01 (Incorporation and Authority of the Seller), Section 3.02 (Incorporation and Qualification of the Companies) and Section 3.03 (Capital Stock of the Companies).
“GAAP” means generally accepted accounting principles and practices in the United States.
“GAAP Financial Statements” means the financial statements of the Companies described in Section 5.16(a)-Section 5.16(c), in each case prepared in all material respects in accordance with GAAP in accordance with the auditing standards of the AICPA, including any footnotes required under GAAP, based on the existing books and records of the Companies and the current accounting policies of the Companies, consistent with past practice.
“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, department, instrumentality, agency, body, bureau or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, settlement, decree, stipulation, determination or award entered by or with any Governmental Authority.
“HIC” means Humana Insurance Company, a Wisconsin domiciled insurance company and Affiliate of Seller.
“HIC/KIC Coinsurance Agreement” shall have the meaning set forth in Section 5.10.
“HIPAA” shall have the meaning set forth in Section 3.09(c).
“HITECH Act” shall have the meaning set forth in Section 3.09(c).
“Humana Name and Marks” shall have the meaning set forth in Section 5.09.
“Indemnified Parties” shall have the meaning set forth in Section 8.02(a).
“Income Taxes” means Taxes on the income of the Companies payable to federal, state and local authorities.
“Income Tax Returns” means all Tax Returns with respect to Income Taxes.
“Independent Accounting Firm” means KPMG, or another national accounting firm mutually acceptable to Seller and Acquiror.

“Insurance Contract” means individually or collectively, all insurance policies, and all riders, supplements, endorsements, amendments, and applications to such policies, issued, entered into, reinsured, or assumed by the Companies in the conduct of the Business, excluding Reinsurance Agreements and Agent Contracts.
“Intellectual Property” shall mean any or all of the following, whether registered or unregistered, and all administrative and legal rights arising therefrom and thereto: (i) all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, copyrights, copyrightable works, patents or applications, and registrations relating to any of the foregoing, (ii) all trade secrets, know-how, confidential information, proprietary technology, design and database rights and rights in data, and software (including computer programs and code and libraries, whether in source-code, object-code or other form), (iii) all material advertising and promotional materials, (iv) all other proprietary rights, (v) any similar or equivalent rights to any of the foregoing anywhere in the world, and (vi) all copies and tangible embodiments thereof (in whatever form or medium).
“Intercompany Obligations” shall have the meaning set forth in Section 5.12.
“Intercompany Agreement” means (a) any Contract between (i) any of the Companies, on the one hand, and (ii) Seller or any of its Affiliates (other than the Companies), on the other hand, and (b) any guarantee, surety bond or similar understanding (including any necessary collateral, indemnity or other agreements associated therewith) issued by or on behalf of (i) a Company for the benefit of Seller or any of its Affiliates (other than the Companies) or (ii) Seller or any of its Affiliates (other than the Companies) for the benefit of a Company.
“Investment Assets” means all securities, indebtedness and other financial instruments, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes or hedging purposes.
“KIC” shall have the meaning set forth in the Recitals.
“KIC Medicare Supplement Business” shall mean KIC’s Medicare supplement business which has been ceded to HIC as of the Closing Date.
“KIC Retirement Annuities Business” shall mean KIC’s retirement annuities business which has been ceded to HIC as of the Closing Date.
“KIC STD/LTD/Life/AD&D Business” shall mean KIC’s short term disability, long term disability, group life insurance and accidental death and dismemberment business which has been ceded to HIC as of the Closing Date.
“KIC WVB/FPP Business” shall mean the workplace voluntary benefits and individual financial protection business issued by KIC and ceded to HIC as of the Closing Date.

“KMG” shall have the meaning set forth in the Recitals.
“Knowledge” or any similar phrase means, with respect to the Seller, actual knowledge after due inquiry by any of Adam Moss, Tony Hammond, Jim Smith, Russ Willard, Drew Besendorf, Mark Gleason, Ralph Wilson and Mary Therese Dinga, and with respect of the Acquiror, actual knowledge after due inquiry by James Corcoran.
“Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, or final and binding published opinion or arbitration award of any Governmental Authority.
“Liabilities” means any debt, liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.
“Losses” means any and all losses, obligations, liabilities, settlement payments, awards, judgments, fines, damages, deficiencies or other charges (together with interest and penalties, if any).
“Master Contracts” shall have the meaning set forth in Section 2.08.
“Material Adverse Effect” means any event, occurrence, fact, condition, or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (A) the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of the Companies, taken as a whole; provided that any adverse effect arising out of or resulting from (a) any adverse change, circumstance or event in (i) general economic conditions or in financial or securities markets for any reason (including changes in interest or currency rates, or any act of terrorism, similar calamity or war or any escalation or worsening of the same), (ii) conditions in the insurance markets in which the Companies operate, or (iii) legal or regulatory conditions in industries in which the Companies operate (including any change or proposed change in any applicable Law in any jurisdiction or any changes or proposed changes in GAAP or SAP), (b) the imposition by any Governmental Authority of any conditional requirement in connection with obtaining any required consent of such Governmental Authority, except Burdensome Conditions; but only, in the case of clauses (a)(i) – (iii) above, if the Companies are not disproportionately affected in any material respect as compared to other comparable companies in such market, shall not constitute a Material Adverse Effect, or (B) the ability of the Seller and its Affiliates (including the Companies) to perform their respective obligations under the Transaction Agreements on a timely basis.
“Material Contracts” shall have the meaning set forth in Section 3.11(a).
“Material Permits” shall have the meaning set forth in Section 3.10(a).

“Merger” shall have the meaning set forth in Section 5.06(e).
“Minimum Loss” shall have the meaning set forth in Section 8.02(b).
“Most Recent Balance Sheet” means the balance sheet included in the Quarterly Statutory Statements.
“Notice Period” shall have the meaning set forth in Section 2.09(b).
“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Companies’ business in accordance with their normal day-to-day customs, practices and procedures as conducted from time to time prior to the date of this Agreement.
“Organizational Documents” means with respect to any corporation, its articles or certificate of incorporation, memorandum of association or equivalent and by‑laws or equivalent, and with respect to any other type of entity, its Organizational Documents.
“Outside Date” shall have the meaning set forth in Section 9.01(b).
“Owned Software” shall have the meaning set forth in Section 3.16(d).
“PCI DSS” shall have the meaning set forth in Section 3.09(c).
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected or taken into account in the Statutory Statements; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens on the Assets imposed by Law and arising in the Ordinary Course of Business; (c) Liens incurred or deposits made by the Companies in the Ordinary Course of Business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security and (d) Liens incurred by operation of Law in connection with the deposit of any Assets by the Companies with any Governmental Authority, including state departments of insurance, which are limited to the Asset on deposit.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity, including any Governmental Authority.
“Personal Data” means a natural person’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Companies, allows the identification of or contact with a natural person or can be used to identify a natural person.

“Premium Taxes” means Taxes on “net written premiums” payable to state and local authorities.
“Privacy Policy” shall have the meaning set forth in Section 3.09(c).
“Purchase Price” shall have the meaning set forth in Section 2.03.
“Quarterly Statutory Statements” shall have the meaning set forth in Section 3.06(a).
“Reinsurance Agreements” has the meaning set forth in Section 3.19.
“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, accountants, investment bankers or other representatives of such Person.
“Regulatory Reports” shall have the meaning set forth in Section 3.06(c).
“Required Consents” shall have the meaning set forth in Section 5.06(d).
“Risk-Based Capital Reports” shall have the meaning set forth in Section 3.22.
“SAP” shall have the meaning set forth in Section 3.06(a).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Seller” shall have the meaning set forth in the Preamble.
“Seller Capital Contribution” shall mean an amount equal to the Estimated Seller Capital Contribution plus or minus the Adjustment Amount, as applicable.
“Seller Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes any of the Seller or any predecessor of or successor to any of the Seller (or another such predecessor or successor).
“Seller Indemnified Parties” shall have the meaning set forth in Section 8.03(a).
“Settlement Date” shall have the meaning set forth in Section 2.09(c).
“Shares” shall have the meaning set forth in the Recitals.
“Statutory Statements” shall have the meaning set forth in Section 3.06(a).
“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.
“Target Total Adjusted Capital” means an amount equal to One Hundred Sixty One Million Eight Hundred Seventy One Thousand Six Hundred Eighty Dollars ($161,871,680)
“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, unemployment, franchise, profits, gains, property, transfer, payroll, premium, retaliatory, intangibles or other taxes, fees, stamp taxes, unclaimed property or escheat obligations, duties, charges, worker’s compensation, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by any Governmental Authority responsible for the collection or administration of taxes.
“Tax Returns” means all federal, state, local or foreign Tax returns or reports (including elections, declarations, disclosures, schedules, estimates and information returns, requests for extension, and any amendments thereto) filed or delivered pursuant to federal, state, local or foreign Law.
“Third-Party Claim” shall have the meaning set forth in Section 8.04(a).
“Total Adjusted Capital” means the sum of Capital and Surplus and the Asset Valuation Reserve.
“Transaction Agreements” means this Agreement, the HIC/KIC Coinsurance Agreement, the Transition Services Agreement and any other agreement or certificate entered into or delivered pursuant to the terms hereof.
“Transfer Taxes” shall mean all U.S. federal, state, local, and all foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the purchase and sale of the Shares, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Transferred Employees” shall have the meaning set forth in Section 5.14.
“Transition Services Agreement” shall have the meaning set forth in Section 5.11.

EXHIBIT B
FORM OF ESTIMATED CLOSING STATEMENT
Attached hereto

EXHIBIT C
HIC/KIC COINSURANCE AGREEMENT
Attached hereto

EXHIBIT D
TRANSITION SERVICES AGREEMENT
Attached hereto